Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

EXECUTION COPY

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

UNIVERSAL CELLS, INC.

ADAPTIMMUNE LIMITED

Schedules:

Schedule 1.90         –         Tables, Figures, and Listings

Schedule 2.2.1        –         Joint Steering Committee Members

Schedule 2.3.1        –         Joint Research Committee Members

Schedule 2.4.2        –         Astellas Publication Policy

Schedule 11.3         –         Collaboration Product Profit Share Schedule

Schedule 12.4         –         Press Release

Schedule 15.1.1      –         Adaptimmune Background IP

Schedule 15.2.1      –         Universal Cells Background IP

Schedule 15.3.5      –         Pending or Threatened IP Litigation

i

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) dated January 13, 2020 (the “Effective Date”) is by and between UNIVERSAL CELLS, INC. a corporation organized and existing under the laws of the state of Washington and having its principal office at 3005 1st Avenue Seattle, WA 98121 (“Universal Cells”) and ADAPTIMMUNE LIMITED, a company incorporated in England and Wales and with its registered address at 101 Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY  (“Adaptimmune”).  Each of Universal Cells and Adaptimmune are referred to as a “Party”, and Universal Cells and Adaptimmune are collectively referred to as the “Parties.”

INTRODUCTION

WHEREAS, Universal Cells and Adaptimmune are parties to that certain Research Collaboration and License Agreement dated November 25th, 2015, as amended (and for clarity including the sublicenses set forth in Schedules 2 and 3 attached thereto) (the “Existing Agreement”) regarding the research, development, and commercialization of products using or incorporating certain gene-edited induced pluripotent stem cell lines for use in immunotherapy applications.

WHEREAS, Astellas Pharma Inc. (“Astellas”) acquired Universal Cells and Universal Cells is now a wholly-owned subsidiary of Astellas.

WHEREAS, the Parties now desire to collaborate to research, develop, and commercialize certain cellular therapy products directed to certain targets, and Universal Cells desires to obtain certain exclusive rights and licenses to research, develop, and commercialize certain cellular therapy products directed to other selected targets, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1       “Active Research Program”  means a research program relating to Cells that is being conducted by or on behalf of Adaptimmune or its Affiliates outside the scope of the Collaboration for which Adaptimmune or its Affiliates has [***].

1.2       “Adaptimmune Background IP” means all Patent Rights and Know-How Controlled by Adaptimmune as of the Effective Date or that comes into the Control of Adaptimmune during the Term, other than Collaboration Inventions and Patent Rights covering such inventions.  Adaptimmune Background IP includes Adaptimmune-Licensed Universal Cells IP.

1.3       “Adaptimmune-Licensed IP” means:

1.3.1    with respect to any Unilateral Universal Cells Product, all (i) Adaptimmune Background IP and (ii) Arising IP Controlled by Adaptimmune, in each case of (i) and (ii), that is necessary or reasonably useful for Universal Cells to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit the Unilateral Universal Cells Product in the Field in the Territory, as such Product exists when such Product transitions from a Collaboration Product to a Unilateral Universal Cells Product as set forth in this Agreement;

1.3.2    with respect to any Collaboration Product, all (i) Adaptimmune Background IP and (ii) Arising IP Controlled by Adaptimmune, in each case of (i) and (ii), that is necessary or reasonably useful for Universal Cells to make, have made, use, sell, offer for sale, import, export, Develop, Commercialize, and otherwise exploit such Collaboration Product.

1.4       “Adaptimmune-Licensed Universal Cells IP” means Patent Rights and Know-How Controlled by Universal Cells and licensed to Adaptimmune pursuant to the Existing Agreement (and thereby Controlled by Adaptimmune for purposes of this Agreement) during the Term of this Agreement.

1.5       “Adaptimmune Technology” means Adaptimmune’s proprietary technologies consisting of any of the following, or any combination of the following: [***].

1.6       “Adaptimmune Technology Inventions” means Collaboration Inventions that relate solely to the Adaptimmune Technology, whether generated solely by or on behalf of Universal Cells or Adaptimmune or jointly by or on behalf of the Parties.

1.7       “Affiliate” means any corporation, company, partnership, joint venture, or firm that controls, is controlled by, or is under common control with a specified person or entity.  For purposes of this Section 1.7, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For clarity, Astellas and Universal Cells shall be considered Affiliates of each other.

1.8       “Applicable Law” means the applicable laws, rules, and regulations in any jurisdiction in the world, including any rules, regulations, guidelines, or other requirements of the Governmental Authorities that may be in effect from time to time and, in each case, to the extent they apply to a Party’s performance of its obligations or exercise of its rights under this Agreement.  Applicable Law shall include compliance with GCP, GLP, and GMP, as applicable.

1.9       “Arising Collaboration IP” means all Patent Rights covering the Collaboration Inventions and all Know-How included in the Collaboration Inventions.

1.10     “Arising IP” means the Arising Collaboration IP and the Arising Universal Cells Program IP.

1.11     “Arising Universal Cells Program IP” means all Patents Rights covering and Know-How included in the Universal Cells Program Inventions.

1.12     “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided,  however, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.13     “Calendar Year” means each of the twelve (12) month periods ending December 31; provided,  however, that: (a) the first Calendar Year of the Term shall extend from the Effective Date to the end of the first complete Calendar Year thereafter; and (b) the last Calendar Year shall extend from the beginning of the Calendar Year in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.14     “CAR” means a chimeric antigen receptor.  For clarity, a CAR is a Receptor.

1.15     “CAR-T Cell” means a T-Cell expressing a CAR.

1.16     “Cell” means autologous or pluripotent stem cell-derived T-Cells (including NK-T Cells, TCR-T Cells, and CAR-T Cells).  For clarity, an NK Cell shall not be considered a Cell.

1.17     “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning fifty percent (50%) or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, other than to an Affiliate or pursuant to a transaction that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole.

1.18     “Co-Commercialization Plan” means each written plan governing the co-Commercialization of each Collaboration Profit-Share Product.

1.19     “Co-Commercialization Program” means the co-Commercialization activities to be conducted by the Parties for each Collaboration Profit-Share Product in accordance with the applicable Co-Commercialization Plan.

1.20     “Co-Development Plan” means each written plan governing the co-Development of each Collaboration Profit-Share Product.

1.21     “Co-Development Program” means the co-Development activities to be conducted by the Parties for each Collaboration Profit-Share Product in accordance with the applicable Co-Development Plan.

1.22     “Collaboration” means the collaborative Development, Manufacturing, and Commercialization activities to be conducted by the Parties pursuant to this Agreement with respect to Collaboration Products (including Collaboration Profit-Share Products) as well as with respect to the activities conducted under the Pre-Designation Research Collaboration, but excluding in all cases the activities conducted by Universal Cells with respect to the Universal Cells Program or by either Party with respect to Unilateral Products.

1.23     “Collaboration Inventions” means all inventions, discoveries, Know-How, and improvements generated in the course of performing activities (a) under the Collaboration Research Programs, Co-Development Programs, or Co-Commercialization Programs, or (b) with respect to Unilateral Products.  Collaboration Inventions include the Adaptimmune Technology Inventions, PSC Inventions, Collaboration Joint Inventions, and Universal Cells Technology Inventions.  Collaboration Inventions exclude Universal Cells Program Inventions.

1.24     “Collaboration Joint Invention” means any Collaboration Invention, whether generated solely by or on behalf of Universal Cells or Adaptimmune or jointly by the Parties, that (a) is not an Adaptimmune Technology Invention, PSC Invention, or Universal Cells Technology Invention, (b) includes a combination of Adaptimmune Technology Inventions and Universal Cell Technology Inventions, or (c) relates to one or more of (i)  [***], (ii) [***], or (iii) any methods of treatment using a Collaboration Product.

1.25     “Co-Medical Affairs Plan” means each written plan governing the Medical Affairs Activities of each Collaboration Profit-Share Product.

1.26     “Collaboration Product” means any Product Directed To a Collaboration Target.  Collaboration Products include all Collaboration Profit-Share Products, but do not include Unilateral Products or Lapsed Products.

1.27     “Collaboration Profit-Share Product” means any Collaboration Product Directed To a Collaboration Profit-Share Target.

1.28     “Collaboration Profit-Share Target” means a Collaboration Target for which each Party provides the other Party a Continuing Development and Commercialization Notice in accordance with Section 4.10.2 (Collaboration Profit-Share Products and Targets).

1.29     “Collaboration Research Plan” means each written plan governing the conduct of all Development activities to be conducted by the Parties for each Collaboration Product Directed To a Collaboration Target, through the completion of the first Phase 1 Clinical Trial and prior to the designation of such Collaboration Product as Collaboration Profit-Share Product, which may include (a) identifying and characterizing such Collaboration Targets and such Collaboration Product, and (b) thereafter perform further nonclinical and pre-clinical Development activities with respect to such Collaboration Target and Collaboration Product, including the associated Collaboration Research Plan Budget.

1.30     “Collaboration Research Program” means all Development activities to be conducted by the Parties for a Collaboration Target and a Collaboration Product Directed To such Collaboration Target in accordance with the applicable Collaboration Research Plan.

1.31     “Collaboration Research Term” means, for a given Collaboration Target and the relevant Collaboration Product containing an engineered Receptor Directed To such Collaboration Target, unless otherwise agreed in writing by the Parties, the period of time starting on the designation of such Collaboration Target pursuant to Section 3.3 (Designation of Nominated Targets) and ending upon the earlier of (a) completion of the first Phase 1 Clinical Trial for a Collaboration Product Directed To such Collaboration Target or (b) [***] years after the designation of such Collaboration Target.

1.32     “Collaboration Target” means a Target nominated and designated in accordance with Article 3 (Pre-Designation Research Program) or Section 4.6 (Target Substitution) for which a Receptor Directed To such Target will be introduced into a Cell under the Collaboration.  Collaboration Targets include all Collaboration Profit-Share Targets.

1.33     “Commercialize” means any and all processes and activities conducted to establish and maintain sales for products, including (a) to conduct post-marketing surveillance studies required by a Regulatory Authority and to market, advertise, promote, distribute, import, export, offer to sell (including pricing and reimbursement and value and access activities as well as observational research and evidence generation), detail or sell products and (b) activities in support of any of the foregoing (including training, materials, public relations and market research).  “Commercialization” shall have the correlative meaning with respect to such activities.  Commercialize and Commercialization each expressly excludes Medical Affairs Activities and Development and Manufacturing activities (including Manufacturing activities related to Commercialization).

1.34     “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval, Manufacture or Commercialization of a Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a product or product candidate of similar modality owned or controlled by such Party, or to which such Party has similar rights, which product or product candidate is of similar market potential in such country, and is at a similar stage in its development or product life cycle as the Product, taking into account all Relevant Factors in effect at the time such efforts are to be expended. To the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.35     “Competitive Product” means, with respect to a Collaboration Profit-Share Product, Unilateral Product, or Universal Cells Program Product, as applicable, [***].

1.36     “Confidential Information” of a Party means all Know-How, unpublished patent applications, and other confidential or proprietary information and data of a Party, including that of a financial, commercial, business, operational, or technical nature, that is disclosed by or on behalf of such Party or otherwise made available to, or otherwise learned by, the other Party, whether made available orally, in writing, or in electronic form, in each case, in the performance of activities under this Agreement.

1.37     “Control” or “Controlled” means, with respect to any Know-How or Patent Right, the possession (whether by ownership or license, other than through the grant of a license under this Agreement) by a Party of the legal ability and authority to grant to the other Party a license or access as provided herein to such Know-How or Patent Right, without violating the terms of any agreement or other arrangement of such Party with any Third Party in existence as of the time such Party would first be required hereunder to grant the other Party such license or access or such Party being obligated to pay any royalties or other consideration in connection with the grant of such rights; provided,  however, if (a) a Party would Control any Know-How or Patent Right but for an obligation to pay royalties or other consideration in connection with a grant to the other Party of rights under such Know-How or Patent Right and (b) the other Party agrees in writing to reimburse the first Party for all such royalties or other consideration, then such Know-How or Patent Right shall be deemed Controlled by the first Party for purposes of this Agreement.  Notwithstanding the foregoing, a Party will not be deemed to “Control” any Patent Right or Know-How that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless (i) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patent Right or Know-How, or (ii) the Know-How or Patent Rights owned or in-licensed by the applicable Third Party were not used in the performance of activities in the course of the Collaboration or with respect to Unilateral Products or Elected Universal Cells Program Products prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates determines to use or uses any such Patent Rights or Know-How in the performance of activities in the course of the Collaboration or with respect to Unilateral Products or Elected Universal Cells Program Products, in each of which cases ((i) and (ii)), such Patent Rights or Know-How will be “Controlled” by such Party for purposes of this Agreement.

1.38     “Develop” means all research and development activities for any pharmaceutical or biological product that are directed to obtaining or maintaining Regulatory Approval(s) of such product and lifecycle management of such Product in any country in the world (whether conducted prior to or following receipt of Regulatory Approval for such product in the applicable jurisdiction), including all nonclinical, preclinical, and clinical testing and studies of such product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation and submission of any MAAs for such product; development activities directed to label expansion or obtaining Regulatory Approval for one or more additional indications following receipt of Regulatory Approval for an initial indication; and all regulatory affairs activities related to any of the foregoing.  “Development” shall have the correlative meaning with respect to such activities.  Develop and Development each expressly excludes Medical Affairs Activities and Commercialization and Manufacturing activities (including Manufacturing activities related to Development).

1.39     “Directed To” means, with respect to a Receptor and a Target, that such Receptor has been developed or engineered to bind or interact with such Target and is specific to such Target, irrespective of whether it also binds or interacts with any other Target(s) otherwise non-specifically.

1.40     “Elected Unilateral Adaptimmune Product Royalty Term” means, on a per-Elected Unilateral Adaptimmune Product and per-country basis, the period beginning on the First Commercial Sale of such Elected Unilateral Adaptimmune Product in such country until the later of (a) the expiration of the last-to-expire Valid Claim of the Patent Rights within the Arising IP Controlled by Universal Cells (whether solely or jointly) covering Contributed Technology used in or was contained in such Elected Unilateral Adaptimmune Product that is licensed to Adaptimmune pursuant to the Elected Unilateral Adaptimmune Product License or (b) [***] after the First Commercial Sale of such Elected Unilateral Adaptimmune Product in such country.

1.41     “Elected Unilateral Adaptimmune Products” means all Unilateral Adaptimmune Products that use, contain, or incorporate Contributed Technology and are Directed To an Elected Unilateral Adaptimmune Target specified in an Unilateral Adaptimmune Product Elected License Notice.

1.42     “Elected Universal Cells Program Product” means a Universal Cells Program Product Directed To a particular Elected Universal Cells Program Target specified in a Universal Cells Program Product Elected License Notice.

1.43     “Elected Universal Cells Program Product Royalty Term” means, on a per-Elected Universal Cells Program Product and per-country basis, the period of time beginning on the First Commercial Sale of such Elected Universal Cells Program Product in such country and ending on the later of (a) expiration of the last-to-expire Valid Claim of the (i) Patent Rights Controlled by Adaptimmune (other than by means of the licenses granted by Universal Cells to Adaptimmune pursuant to this Agreement or the Existing Agreement) and licensed to Universal Cells pursuant to an Elected Universal Cells Program Product License or (ii) Patent Rights covering any Collaboration Joint Inventions, in each case of ((i) and (ii)), covering such Elected Universal Cells Program Product or (b) [***] years after the First Commercial Sale of such Elected Universal Cells Program Product in such country.

1.44     “Excluded Target” means any Target with respect to which, as of the date such Target is nominated for designation as a Collaboration Target or Universal Cells Program Target, [***].  For clarity, to the extent a Target ceases to meet any of the criteria of (a), (b), or (c) during the period between the Effective Date and the Target Identification and Tracking End Date, Target shall immediately cease to be an Excluded Target and shall become a Target eligible for nomination and designation (the “Non-Excluded Target”), unless and until any of (a) through (c) again apply prior to the date on which such Non-Excluded Target is nominated for designation as a Collaboration Target or Universal Cells Program Target..

1.45     “Executive Officers” means the President of Universal Cells or an Affiliate of Universal Cells (or an executive of Universal Cells designated by such President) and the Chief Executive Officer of Adaptimmune (or an executive of Adaptimmune designated by such Chief Executive Officer).

1.46     “Expert” means an independent Third Party mutually agreeable to the Parties to be engaged for the purpose of confirming whether a Target nominated as a Collaboration Target or a Universal Cells Program Target (as applicable) can be designated as such or whether such Target is an Excluded Target pursuant to Section 3.3 (Designation of Nominated Targets).  The Expert shall be someone who possesses substantial experience in biopharmaceutical research and development activities and agreements relating thereto and agrees to be bound by a non-disclosure agreement acceptable to both Parties.

1.47     “FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.48     “Field” means the treatment of human diseases and conditions using Cell-based immunotherapy.

1.49     “First Commercial Sale” means, for a given Product in a given country, the first sale for end use or consumption of such Product in such country after Regulatory Approval has been granted in such country.  Sales for clinical trial purposes or compassionate or similar uses at [***] or less of the cost of goods sold thereof shall not be considered to constitute a First Commercial Sale.

1.50     “FTE” means a full-time equivalent person (i.e., one fully-dedicated or multiple partially-dedicated employees aggregating to one full-time employee) employed or contracted by a Party or its Affiliates based upon a total of [***] per year undertaken in connection with the conduct of Development, Commercialization, Manufacturing, or Medical Affairs Activities in furtherance of the Collaboration.  Overtime, and work on weekends, holidays, and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.51     “FTE Rate” means [***] per FTE per year inclusive of direct costs [***].

1.52     “Gene Editing Technology” means the [***], as developed by or on behalf of Universal Cells prior to the Effective Date of this Agreement or outside of the performance of this Agreement.

1.53     “Good Clinical Practices” or “GCP” means the standards, practices, and procedures set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA or any successor agency thereto and, as applicable, comparable regulatory standards in jurisdictions outside of the United States.

1.54     “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and, as applicable, comparable regulatory standards in jurisdictions outside of the United States.

1.55     “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA or any successor agency thereto and set forth in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the Manufacturing and testing of pharmaceutical materials, and, as applicable, any other comparable regulatory standards applicable to the Manufacturing and testing of pharmaceutical materials in jurisdictions outside of the United States.

1.56     “Governmental Authority” means any tribunal, court, agency, department, authority, or other instrumentality of any national, state, county, city, or other political subdivision.

1.57     “HLA Engineering Technology” means [***] as developed prior to the Effective Date or outside of the performance of this Agreement.

1.58     “IND” means (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a pharmaceutical or biological product in human subjects, or any successor application or procedure or (ii) any comparable application in any jurisdiction outside of the United States, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.59     “Initial Edited Cell Line” means the [***].

1.60     “Know-How” means proprietary, non-public techniques, technology, formulations, practices, trade secrets, inventions (whether patentable or not), methods, know-how, records, data and results (including pharmacological, toxicological, and clinical data and results), analytical and quality control data and results, regulatory documents and other information, compositions of matter, cells, cell lines, assays, animal models, reagents, and other physical, biological, or chemical material, in each case, whether or not patentable.

1.61     “Lapsed Product” means a Product Directed To a Lapsed Target.

1.62     “Lapsed Target” means a former Collaboration Target that becomes so in accordance with Section 4.6.3 (Effects of Substitution) or Section 4.10.4 (Lapsed Products and Targets).

1.63     “MAA” means a marketing authorization application filed with a Regulatory Authority seeking Regulatory Approval to market and sell any Product for a particular indication in a regulatory jurisdiction under the authority of such Regulatory Authority.  By way of example only, a MAA in the United States for a biologic product is a Biologics License Application (as that term is used in Title 21 of the United States Code of Federal Regulations).

1.64     “Major EU Country” means France, Germany, Italy, Spain, and the United Kingdom.

1.65     “Major Market” means the United States, Japan, and any Major EU Country.

1.66     “Manufacturing” means any and all processes and activities directed to producing, manufacturing, processing, sourcing of materials for, filling, finishing, packaging, labeling,

inspecting, quality assurance testing and release, receiving, holding, shipping, or storage of clinical or commercial products (or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing), including process and cost optimization, process qualification and validation, stability and release testing, and quality control.  “Manufacture” shall have the correlative meaning with respect to such activities.  Manufacturing and Manufacture each expressly excludes Medical Affairs Activities and Development and Commercialization activities.

1.67     “Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a product, including activities of Medical Liaisons, grants to support continuing independent medical education (including independent symposia, and congresses), and development, publication and dissemination of scientific and clinical information, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or other external-facing representatives or received by letter, phone call or email or other means of communication.

1.68     “Medical Liaison” means those health care professionals employed or engaged by a Party or any of its Affiliates with appropriate health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a product, and are not sales representatives or otherwise engaged in Commercialization of a product.

1.69     “Net Sales” means, with respect to a given Product or Competitive Product, the gross invoiced sales prices charged for a Product or Competitive Product (after Regulatory Approval of such Product or Competitive Product) sold by a given Party, its Affiliates and sublicensees (the “Selling Party”) in arm’s length transactions to Third Parties (but not including sales by and among the Selling Parties) during such time period, less the total of the following charges or expenses, as determined in accordance with international financial reporting standards, consistently applied across all products sold by a given Party:

1.69.1  Trade, cash, prompt payment or quantity discounts, including promotional, service or similar discounts;

1.69.2  Returns, allowances, rebates, chargebacks, other allowances, or payments to government agencies, including any amounts that are imposed or are due under Section 9008 of the U.S. Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and are reasonably allocable to such Product or Competitive Product;

1.69.3  [***];

1.69.4  Fees paid to distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations and managed care entities;

1.69.5  Credits or allowances for Product or Competitive Product replacement, whether cash or trade;

1.69.6  Non-recoverable sales taxes, excise taxes, tariffs, and duties (excluding taxes when assessed on income derived from sales);

1.69.7  [***]; and

1.69.8  freight or other transportation charges, insurance charges, additional special packaging, and governmental charges.

Any transfer or disposal of Products or Competitive Product for, or use of Products or Competitive Product in, clinical or pre-clinical trials, given as free samples, or distributed at no charge to indigent patients shall not be included in Net Sales.

Upon any sale or other disposal of a Product that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Product or Competitive Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product or Competitive Product in the country in which such sale or other disposal occurred when such Product or Competitive Product is sold alone and not with other products. In the event no sales price is available for the Product or Competitive Product alone in such country during the applicable reporting period, then such Product or Competitive Product shall be deemed to be sold exclusively for money at the arithmetic mean sales price during the applicable reporting period generally achieved for such Product or Competitive Product in all countries in which such sale or other disposal occurred when such Product or Competitive Product is sold alone and not with other products (provided, however, that if such Product or Competitive Product is not sold alone in any country, then the Selling Party shall calculate in good faith a hypothetical market price for the Product or Competitive Product, allocating the same proportion of costs, overhead and profit as are then allocated to all similar substances then being made and marketed by the Selling Party and having an ascertainable market price; provided, however, that if the non-Selling Party in good faith disputes the Selling Party’s calculation, the Parties shall resolve the matter in accordance with Article 14 (Dispute Resolution).

If a Product or Competitive Product either (1) is sold in the form of a combination product containing both a Product or Competitive Product with no other active pharmaceutical or therapeutic ingredient(s) (a “Base Product”) as well as one or more active pharmaceutical or therapeutic ingredient(s) as separate molecular entity(ies) that are not a Product or Competitive Product (an “Other Component”); or (2) is sold in a form that is any combination of a Base Product and another pharmaceutical or therapeutic product that contains at least one Other Component, where such Base Product or Other Component are not formulated together but are sold together (e.g., bundled) as a single product and invoiced as one product (in either case ((1) or (2)), a “Combination Product”), then the Net Sales of such Combination Product for the purpose of calculating payments owed under this Agreement for sales of such Combination Product, shall be determined as follows: first, Selling Party shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Base Product, if sold separately, and B is the total invoice price of the Other Component if sold separately. If the Other Component is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Base Product if sold separately and C is the invoice price of such Combination Product. If the Product is not sold separately but the Other Component is sold separately, then Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction 1-B/C where B is the invoice price of the Other

Component if sold separately and C is the invoice price of such Combination Product.  If neither such Base Product nor the Other Component is sold separately, then the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Base Product in such Combination Product to the total fair market value of such Combination Product.

Notwithstanding the foregoing, Net Sales shall not include amounts received (whether actually existing or deemed to exist for purposes of calculation) for Product or Competitive Products not packaged for commercial use or distributed for use in clinical trials.

1.70     “NK Cell” means a natural killer cell.  For clarity, an NK Cell is not an NK-T Cell.

1.71     “NK-T Cell” means a lymphocyte with detectable surface expression of CD3, CD56, and a naturally occurring TCR from an endogenous loci.  For clarity, an NK-T Cell is not an NK Cell.

1.72     “Other Unilateral Adaptimmune Product Royalty Term” means, on a per-Other Unilateral Adaptimmune Product and per-country basis, the period of time beginning on the First Commercial Sale of such Other Unilateral Adaptimmune Product in such country until [***].

1.73     “Other Unilateral Adaptimmune Products” means Unilateral Adaptimmune Products that are not Elected Adaptimmune Unilateral Products.

1.74     “Other Universal Cells Program Product Royalty Term” means, on a per-Other Universal Cells Program Product and per-country basis, the period of time beginning on the First Commercial Sale of such Other Universal Cells Program Product in such country until the [***] anniversary thereof.

1.75     “Other Universal Cells Program Product” means Universal Cells Program Products that are not Elected Universal Cells Program Products.

1.76     “Out of Pocket Costs” means direct costs paid or payable to Third Parties that are specifically identifiable and incurred by a Party or its Affiliates in furtherance of the Development, Manufacture, Medical Affairs Activities, or Commercialization of Collaboration Products, expressly excluding items covered by the FTE Rate; provided, however, that such expenses shall have been documented in accordance with a Party or its Affiliates’ accounting standards and shall not include any pre-paid amounts or capital expenditures that are not pre-approved by the JSC, or items intended to be covered by the FTE Rate.

1.77     “Patent Rights” means (a) all patents, priority patent filings, and patent applications, and (b) any divisional, continuation (in whole or in part), or request for continued examination of any of such patents and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.78     “Phase 1 Clinical Trial” means a human clinical trial of a pharmaceutical or biological product, (a) the principal purpose of which is a preliminary determination of safety,

tolerability, pharmacological activity, pharmacodynamics or pharmacokinetics and recommended dose of a study drug in a Phase 2 clinical trial healthy individuals or patients, and which may include expansion to estimate activity in a specific patient cohort, or similar clinical study prescribed by the Regulatory Authorities, and (b) that satisfies the requirements of 21 C.F.R. § 312.21(a) or its equivalent in jurisdictions outside of the United States.  For clarity, Phase 1 Clinical Trial includes Phase 1a, Phase 1b, Phase 1b/2, Phase 1/2a, Phase 1/2, and all other clinical trial categories that include a Phase 1 arm.

1.79     “Pivotal Clinical Trial” means a human clinical trial of a pharmaceutical or biological product: (a) with a defined dose or a set of defined doses of such product designed to establish statistically significant efficacy and safety of such product for the purpose of enabling the preparation and submission of a MAA to the competent Regulatory Authorities in a country; (b) that would otherwise satisfy requirements of 21 CFR 312.21(c), or its equivalent in jurisdictions outside of the United States; or (c) that is intended to establish that such product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which clinical study is a registration trial intended to be sufficient for a first Regulatory Approval (conditional or otherwise) , as evidenced by (i) an agreement with or statement from the applicable Regulatory Authority on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the applicable Regulatory Authority, for such registration trial.

1.80     “Pre-Designation Research Collaboration” means the research and other activities to be conducted by the Parties pursuant to Article 3 (Pre-Designation Research Program) regarding the identification, nomination, and designation of Targets as Collaboration Targets or Universal Cells Program Targets.

1.81     “Product” means any product containing or comprising of a Cell Directed To a Target.

1.82     “PSC” means (a) an induced pluripotent stem cell or embryonic stem cell line, either as a parental unedited line that is provided by Universal Cells (including the [***]) for use in the Collaboration, or (b) the Universal Cells Collaboration Edited Cell Line, provided that such cell line under either (a) or (b) is not and has not been modified using Adaptimmune Technology.

1.83     “PSC Inventions” means Collaboration Inventions that relate solely to any PSC cell line for use in producing or developing a Collaboration Product (including any Collaboration Profit-Share Product) or Unilateral Product, whether generated solely by or on behalf of Universal Cells or Adaptimmune or jointly by the Parties.

1.84     “Receptor” means a molecule or moiety that is engineered, modified, inserted, or appended in, into, or to a Cell (or the relevant autologous or pluripotent stem cell precursor thereof prior to differentiation into such Cell) and that capable of binding to a Target. A single Receptor that binds to two or more Targets is nevertheless a single Receptor.

1.85     “Receptor Class” means either (i) TCRs or (ii) Receptors that are not TCRs.

1.86     “Regulatory Approval” means any and all approvals (including all applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local Governmental Authority or other authority necessary for the Manufacture, use, storage, import, transport, promotion, marketing, or sale of a pharmaceutical or biological product in a country or regulatory jurisdiction.  Regulatory Approval includes approval of any MAA.

1.87     “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Regulatory Approvals for pharmaceutical or biological products, including the FDA and any corresponding national or regional regulatory authorities.

1.88     “Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval, Manufacture, or Commercialization of a pharmaceutical product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing, and Commercialization costs, any issues regarding the ability to manufacture or have manufactured the pharmaceutical product; the likelihood of obtaining Regulatory Approvals (including satisfactory reimbursement or pricing approvals); the timing of such approvals; the regulatory environment and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the pharmaceutical product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes due to budget or debt constraints or currency issues in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors.

1.89     “Substitution Target” means a Collaboration Substitution Target or Universal Cells Substitution Target, as applicable.

1.90     “Tables, Figures, and Listings” means, for the first Phase 1 Clinical Trial for a Collaboration Product that is the subject of each Collaboration Research Program, the data and information of the nature set forth on Schedule 1.90.

1.91     “Target” means a protein or biological molecule and all peptides contained within or derived from such protein or biological molecule, provided that a genetic variant of such protein, biological molecule, or peptide shall be considered a distinct Target.  [***].

1.92     “Target Identification and Tracking End Date” means the date on which all Target Substitution Rights have been exercised or lapsed in accordance with Section 4.6 (Target Substitution) and (a) three (3) [***] Collaboration Targets have been designated and (b) two (2) Universal Cells Program Targets have been designated.

1.93     “T-Cell” means a lymphocyte with detectable surface expression of CD3, and one or both of CD4 and CD8 from an endogenous loci.

1.94     “TCR” means T-cell receptor.  For clarity, a TCR is a Receptor.

1.95     “TCR-T Cell” means a T-Cell expressing a TCR.

1.96     “Territory” means worldwide.

1.97     “Third Party” means any person or entity other than a Party or any of its Affiliates.

1.98     “Third Party Existing License” means a bona fide agreement as between Adaptimmune and a Third Party pursuant to which [***].

1.99     “Unilateral Adaptimmune Product” means the Product Directed To a Unilateral Adaptimmune Target.

1.100   “Unilateral Adaptimmune Target” means a former Collaboration Target that becomes so in accordance with Section 4.10.3(b) (Unilateral Adaptimmune Product) or Section 13.2.2 (Termination for Convenience).

1.101   “Unilateral Product” means a Unilateral Universal Cells Product or a Unilateral Adaptimmune Product, as applicable.

1.102   “Unilateral Target” means a Unilateral Universal Cells Target or a Unilateral Adaptimmune Target.

1.103   “Unilateral Universal Cells Product” means the Product Directed To a Unilateral Universal Cells Target.

1.104   “Unilateral Universal Cells Product Royalty Term” means, on a per-Unilateral Universal Cells Product and per-country basis, the period of time beginning on the First Commercial Sale of such Unilateral Universal Cells Product in such country and ending on the later of (a) the expiration of the last-to-expire Valid Claim of the (i) Patent Rights Controlled by Adaptimmune (other than by means of the licenses granted by Universal Cells to Adaptimmune pursuant to the Agreement or the Existing Agreement) and licensed to Universal Cells pursuant to Section 9.1.4 (Unilateral Universal Cells Product License) or (ii) Patent Rights within the Collaboration Joint Inventions, in each case of (i) and (ii), covering such Unilateral Universal Cells Product (“Licensed Unilateral Universal Cells Product Patent”) or (b) [***] after the First Commercial Sale of such Unilateral Universal Cells Product in such country.

1.105   “Unilateral Universal Cells Target” means a former Collaboration Target which becomes so deemed in accordance with Section 4.10.3(a) (Unilateral Universal Cells Product), Section 5.3 (Development of and Clinical Trials for Collaboration Profit-Share Products), or Section 13.3.2 (Termination for Convenience for Unilateral Adaptimmune Targets).

1.106   “Universal Cells Background IP” means all Patent Rights and Know-How Controlled by Universal Cells as of the Effective Date or that comes into the Control of Universal Cells during the Term, other than Collaboration Inventions and Know-How arising from the Collaboration.

1.107   “Universal Cells Grant-Back Patent Rights” means all Patent Rights included in the Arising Universal Cells Program IP Controlled by Universal Cells that (a) [***] and (b) [***].

1.108   “Universal Cells Collaboration Edited Cell Line” means (a) [***] or (b) the [***], and in each case (a) and (b), which does not contain any Adaptimmune Technology.

1.109   “Universal Cells Licensed IP” means:

1.109.1      With respect to any Unilateral Adaptimmune Product, (i) Universal Cells Background IP (excluding any Background IP relating to the Contributed Technology) and (ii) all Arising Collaboration IP that does not relate to the Contributed Technology that is necessary or reasonably useful for Adaptimmune to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit such Unilateral Adaptimmune Cells Product in the Field in the Territory, as such Product exists when such Product transitions from a Collaboration Product to a Unilateral Adaptimmune Product as set forth in this Agreement.  For clarity, the Universal Cells Licensed IP excludes all Disputed Contributed Technology when used in relation to a Unilateral Adaptimmune Product.

1.109.2      With respect to any Collaboration Product, all (i) Universal Cells Background IP and (ii) Arising IP Controlled by Universal Cells, in each case of (i) and (ii), that is necessary or reasonably useful for Adaptimmune to make, have made, use, sell, offer for sale, import, export, Develop, Commercialize, and otherwise exploit such Collaboration Product.

1.110   “Universal Cells Program Inventions” means all inventions, discoveries, Know-How, or improvements generated pursuant to Universal Cells’ conduct of the Universal Cells Program in accordance with this Agreement.  Universal Cells Program Inventions excludes Collaboration Inventions.

1.111   “Universal Cells Program Product” means a Product Directed To a Universal Cells Program Target.

1.112   “Universal Cells Program Target” means a Target nominated and designated as such in accordance with Article 3 (Pre-Designation Research Program).

1.113   “Universal Cells Technology” means (a) Gene Editing Technology, (b) HLA Engineering Technology, (c) [***].

1.114   “Universal Cells Technology Inventions” means Collaboration Inventions that relate solely to the Universal Cells Technology, whether generated solely by or on behalf of Universal Cells or Adaptimmune or jointly by the Parties.

1.115   “Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.116   Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

TERM	Location
Acquired Party	10.3
Acquiring Party	10.3
Adaptimmune	Preamble
Adaptimmune Acquiree	17.2.2(b)
Adaptimmune Acquisition	17.2.2(b)
Adaptimmune Background Patents	9.8.1
Adaptimmune Election Period	9.2.1
Adaptimmune Impediment	9.2.2
Adaptimmune Indemnified Parties	16.2
Adaptimmune Opt-In	6.3
Additional Collaboration Target Right	3.4
Agreement	Preamble
Alliance Manager	2.1
Arising Core Adaptimmune Patents	9.8.3
Arising Core Universal Cells Patents	9.8.4
Astellas	Preamble
Audited Party	11.6
Base Product	1.69
[***]	1.113
Burdened Technology	3.3.3(a)
Burdened Technology Clearance	3.3.3(b)
Burdened Technology Limitations	3.3.3(a)
Ceasing Party	13.5.3
Co-Commercialization Budget	6.2
Co-Development Budget	5.1
Collaboration Joint Patent Rights	9.8.5
Collaboration Profit-Share Target	4.10.2
Collaboration Research Plan Budget	4.1
Collaboration Research Program Opt-Out Notice	4.11
Collaboration Substitution Target	4.6.1
Combination Product	1.69
Co-Medical Affairs Plan	2.5.2(a)
Commercialization Agreement	6.3
Competitive Activities	10.3
Continuing Development and Commercialization Notice	4.10.1
Continuing Party	13.5.3
Contributed Technology	3.5
Contributed Technology Dispute Notice	3.5

TERM	Location
Contributed Technology Notice	3.5
Defending Party	9.10.1
Disputed Contributed Technology	3.5
Early Continuation Notice	4.11
Effective Date	Preamble
Elected Unilateral Adaptimmune Product License	9.2.1
Elected Unilateral Adaptimmune Target	9.2.1
Elected Universal Cells Program Product License	9.2.2
Elected Universal Cells Program Target	9.2.2
Enforcing Party	9.9.7
Excluded Target Clearance	3.3.1
Executive Resolution Matters	2.2.4(b)
Existing Agreement	Preamble
First Collaboration Target Nomination Date	3.2.1
Indemnitee	16.3
Indemnitor	16.3
Indirect Taxes	11.9.2
JCC	2.7.1
JDC	2.4.1
JFC	2.6.1
JMAC	2.5.1
JRC	2.3.1
JSC	2.2.1
Lapsed Target	4.10.4
Licensed Unilateral Universal Cells Product Patent	1.104
Losses	16.1
Non-Excluded Target	1.44
Non-Publishing Party	12.6.3
Opt-Out Notice	5.3
Other Component	1.69
Parties	Preamble
Party	Preamble
Phase 1 Data Availability Date	4.10.1
Phase 1 Success Criteria	4.1
Publishing Party	12.6.3
Qualifying Adaptimmune Change of Control	17.2.3
Qualifying Adaptimmune CoC Notice	17.2.3(a)
Royalty Conversion Payments	17.2.3(f)

TERM	Location
Rules	14.2.1
Sale Transaction	17.2.1
Second Collaboration Target Nomination Date	3.2.1
Selling Party	1.69
Target Substitution Right	4.6.1
Term	13.1
Third Collaboration Target Nomination Date	3.2.1
Third Party Acquirer	17.2.2(a)
Third Party Claim	16.1
Third Party License	11.4.6(b)
Unilateral Adaptimmune Product Elected License Notice	9.2.1
Unilateral Adaptimmune Product-Specific Collaboration Joint Patent Rights	9.9.5(d)
Unilateral Adaptimmune Product-Specific Patents	9.8.6
Unilateral Adaptimmune Target	4.10.3(b)
Unilateral Universal Cells Product-Specific Patents	9.8.7
Universal Cells	Preamble
Universal Cells Acquiree	17.2.2(a)
Universal Cells Acquisition	17.2.2(a)
Universal Cells Background Patents	9.8.2
Universal Cells Election Period	9.2.1
Universal Cells Impediment	3.5
Universal Cells Indemnified Parties	16.1
Universal Cells Program	8.2
Universal Cells Program Product Elected License Notice	9.2.2
Universal Cells Research Activities	8.1
Universal Cells Substitution Target	4.6.1
Withholding Party	11.9.1

ARTICLE 2

GOVERNANCE

2.1       Alliance Managers.  Each of the Parties will appoint a single individual to manage the activities of the Parties under the Collaboration (each, an “Alliance Manager”) no later than thirty (30) days after the Effective Date.  The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under the Collaboration.  The Alliance Managers will attend all JSC meetings and the Alliance Managers or their respective designees will attend all meetings of the subcommittees (e.g. JRC, JDC, JCC, JMAC, and the JFC), and will support the co-chairpersons of the JSC and each subcommittee in the discharge of his or her responsibilities.  Alliance Managers will be non-voting participants in all JSC and subcommittee meetings, but an Alliance Manager may bring any matter to the attention of the JSC or any subcommittee if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.  Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues; (c) identify and bring disputes to the attention of the JSC in a timely manner; (d) plan and coordinate cooperative efforts and internal and external communications; and (e) take responsibility for ensuring that governance activities, such as the conduct of required JSC and subcommittee meetings and production of meeting minutes, occur as set forth in this Agreement, and that the relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.  For clarity, an Alliance Manager has no decision making authority with respect to any activities of the Parties under the Collaboration.

2.2       Joint Steering Committee.

2.2.1    Formation and Composition.  Universal Cells and Adaptimmune hereby establish a joint steering committee (“JSC”) comprised of three (3) representatives of Universal Cells or its Affiliates and three (3) representatives of Adaptimmune or its Affiliates, which such initial JSC representatives are listed on Schedule 2.2.1 to this Agreement.  The JSC will be led by two (2) co-chairs, one (1) of which shall be appointed by each Party.  Each Party may change any one or more of its representatives to the JSC at any time upon written notice to the other Party.  The Parties may mutually agree in writing to change the number of their representatives on the JSC, provided that the number of representatives from each Party shall always be equal.

2.2.2    Functions and Powers of JSC.  The JSC shall monitor and provide strategic oversight for the activities to be conducted under the Collaboration, and making decisions (solely as specified herein) regarding the Parties’ conduct of the Collaboration pursuant to this Agreement.  Without limiting the foregoing, the JSC shall:

(a)        oversee and monitor the activities of the Parties under this Agreement;

(b)        oversee and monitor the implementation of each Collaboration Research Program in coordination with the JRC, JDC, JCC, JMAC, or JFC, and any other subcommittees the JSC may elect to form as applicable;

(c)        review and approve, each Collaboration Research Plan, Co-Development Plan, Co-Medical Affairs Plan, and Co-Commercialization Plan (including each Collaboration Research Budget, Co-Development Budget, and Co-Commercialization Budget under each such plan), and all material updates and amendments thereto;

(d)        review and discuss reports from the JRC, JDC, JCC, and JMAC and provide guidance on further Development, Manufacturing, Medical Affairs Activities, and Commercialization activities based on such reports;

(e)        approve and designate as a Collaboration Target each Target so nominated by the JRC (including each Collaboration Substitution Target) within [***] of the nomination such Target;

(f)        review and approve any Burdened Technology Limitations with respect any Target nominated to be designated as a Collaboration Target;

(g)        approve approaches for, and monitor, Manufacturing activities conducted with respect to the Collaboration Products;

(h)        approve clinical study plans and protocols created by the JDC or JMAC for the Collaboration Products;

(i)         form any subcommittees or working groups necessary for progressing the Collaboration and achieving the objectives of this Agreement;

(j)         establish goals and strategies for the Collaboration Products, including regulatory and other Development and Commercialization strategies

(k)        resolve disputes as to matters within the decision-making authority of the JRC, JDC, JFC, JCC, JMAC and other subcommittees and working groups submitted to it in accordance with this Agreement; and

(l)         perform any and all other tasks and responsibilities that are expressly allocated to the JSC under this Agreement.

2.2.3    Meetings of the JSC.  The JSC shall meet at least once per Calendar Quarter or more or less often as otherwise agreed by the Parties, with the location of such meetings (which may be by videoconference or telephonically) alternating between locations designated by Adaptimmune and locations designated by Universal Cells.  The chairpersons of the JSC shall be responsible for calling meetings on reasonable prior notice.  Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting.  In addition, each Party may, at its discretion, invite to attend meetings of the JSC non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, in each case, so long as such persons are bound by restrictions on use and disclosure consistent with those contained in Article 12 (Confidentiality).  Each Party shall be responsible for its own costs and expenses incurred in connection with attendance by its personnel at any meeting of the JSC.

2.2.4    Decision Making.

(a)        General Authority.  To make any decision required of it hereunder, the JSC must have present (in person, by videoconference, or telephonically) at least one (1) representative appointed by each Party.  Decisions of the JSC shall be by consensus, with each

Party’s representatives having one (1) vote irrespective of the number of representatives of such Party in attendance.

(b)        Escalation.  If a dispute arises that cannot be resolved by the applicable committee, subcommittee, or working group, then the Alliance Manager of either Party may cause such dispute to be referred to the JSC for resolution.  Upon receipt from the JRC, JDC, JFC, JCC, JMAC, subcommittee, or working group of an unresolved matter, a meeting of the JSC shall be convened as soon as practicable in order to consider and resolve such unresolved matter.  Any determination by the JSC within its scope of authority under this Agreement shall be final and binding upon the Parties.  If the JSC cannot reach consensus on a matter referred to it for resolution (whether the matter originated at the JSC or the JRC, JDC, JCC, JMAC, or other subcommittee or working group) or over which it has jurisdiction, then solely with respect to [***], such matter shall be referred to the Executive Officers for resolution in accordance with Section 14.1 (Referral of Unresolved Matters to Executive Officers) (the “Executive Resolution Matters”).  Neither Party will have final decision making rights with respect to Executive Resolution Matters.

(c)        Final Decision-Making Authority.  Except for the Executive Resolution Matters, and subject to Section 2.2.4(d) (Limitations on Final Decision-Making Authority), [***] shall have final decision-making authority with respect to all other matters within the jurisdiction of the JSC.

(d)        Limitations on Final Decision-Making Authority.  Notwithstanding anything to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Universal Cells (in the exercise of its final decision-making authority), the JSC, nor a Party’s Executive Officers, in each case, may make a decision that could reasonably be expected to (A) require the other Party to take any action that such other Party reasonably believes would require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party (including any Third Party License) or (B) result in the other Party being required to materially increase the planned resources allocated to, or otherwise incur an unreimbursed expenditure related to, performance of activities under the Collaboration Research Program (e.g., an increase of [***] or greater of planned resource allocation over a [***] period).

2.2.5    Limitations on Authority.  The JSC shall not have any power or authority over Universal Cells’ conduct of a Universal Cells Program or a Party’s Development, Medical Affairs Activities, Manufacturing, or Commercialization of a Unilateral Product pursuant to this Agreement.

2.3       Joint Research Committee.

2.3.1    Formation and Composition.  Universal Cells and Adaptimmune hereby establish a joint research committee (“JRC”) comprised of three (3) representatives of Universal Cells or its Affiliates and three (3) representatives of Adaptimmune, which such initial JRC representatives are listed on Schedule 2.3.1 to this Agreement.  The JRC will be led by two (2) co-chairs, one (1) of which shall be appointed by each Party.  Each Party may change any one or more of its representatives to the JRC at any time upon written notice to the other Party.  The

Parties may mutually agree to change the number of their representatives on the JRC, provided that the number of representatives from each Party shall always be equal.

2.3.2    Functions and Powers of JRC.  The JRC shall have overall responsibility for reviewing, overseeing, and serving as a forum for information exchange, and making decisions (solely as specified herein) regarding the Parties’ conduct of the nonclinical and pre-clinical Development activities under the Collaboration Research Programs pursuant to this Agreement.  Without limiting the foregoing, the JRC shall:

(a)        oversee the implementation of the Collaboration Research Programs;

(b)        generate and submit to the JSC for approval each Collaboration Research Plan, and all updates and amendments thereto;

(c)        make recommendations to the JSC regarding approval of the initial nomination of Targets for designation as Collaboration Targets (including Collaboration Substitution Targets, in consultation with the JDC);

(d)        oversee all activities under each Collaboration Research Plan to identify and Develop the Collaboration Products, including all nonclinical and pre-clinical studies under each Collaboration Research Plan;

(e)        develop plans and strategies to be included in each Collaboration Research Plan for Manufacturing of Collaboration Products for use in the performance of activities under such plans; and

(f)        perform any and all tasks and responsibilities that are expressly attributed to the JRC under this Agreement.

2.3.3    Meetings of the JRC.  The JRC shall meet at least once per month or more or less often as otherwise agreed by the Parties until the initial designation of the three (3) Collaboration Targets in accordance with Article 3 (Pre-Designation Research Program).  Thereafter, the JRC will meet only on an as needed basis (e.g., in order to nominate a fourth (4th) Collaboration Target in connection with exercising its Additional Collaboration Target Right or to evaluate a Collaboration Substitution Target).  The location of such meetings (which may be in-person or by videoconference or telephonically) will alternate between locations designated by Adaptimmune and locations designated by Universal Cells.  The chairpersons of the JRC shall be responsible for calling meetings on reasonable prior notice.  Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting.  In addition, each Party may, at its discretion, invite to attend meetings of the JRC non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, in each case, so long as such persons are bound by restrictions on use and disclosure consistent with those contained in Article 12 (Confidentiality).  Each Party shall be responsible for its own costs and expenses incurred in connection with attendance by its personnel at any meeting of the JRC.

2.3.4    Decision Making.  To make any decision required of it hereunder, the JRC must have present (in person, by videoconference or telephonically) at least one (1) representative appointed by each Party.  Decisions of the JRC shall be by consensus, with each Party’s representatives having one (1) vote irrespective of the number of representatives of such Party in attendance.  If the JRC cannot reach consensus or a dispute arises that cannot be resolved within the JRC (e.g., regarding the nomination of a Collaboration Target or Collaboration Substitution Target), then such matter shall be escalated to the JSC for prompt resolution.

2.3.5    Limitations.  The JRC shall not have the power to make decisions that conflict with, amend, interpret, modify, or waive compliance with this Agreement.  The JRC shall not have any power or authority over Universal Cell’s conduct of a Universal Cells Program or a Party’s Development, Medical Affairs Activities, Manufacturing, or Commercialization of a Unilateral Product pursuant to this Agreement.

2.4       Joint Development Committee.

2.4.1    Formation and Composition.  Universal Cells and Adaptimmune shall, at least one (1) year prior to the anticipated first submission of an IND for the first Collaboration Product, establish a joint development committee (“JDC”) comprised of three (3) representatives of Universal Cells or its Affiliates and three (3) representatives of Adaptimmune.  The JDC will be led by two (2) co-chairs, one (1) of which shall be appointed by each Party.  Each Party may change any one or more of its representatives to the JDC at any time upon written notice to the other Party.  The Parties may mutually agree in writing to change the number of their representatives on the JDC, provided that the number of representatives from each Party shall always be equal.

2.4.2    Functions and Powers of JDC.  The JDC shall have overall responsibility for reviewing, overseeing, and serving as a forum for information exchange and making decisions (solely as specified herein) regarding the Parties’ conduct of clinical Development activities under each Collaboration Research Program for each Collaboration Target and all Development activities under each Co-Development Program for each Collaboration Profit-Share Target pursuant to this Agreement.  Without limiting the foregoing, the JDC shall:

(a)        discuss, prepare, and approve for submission to the JSC for approval the Co-Development Plan for each Collaboration Profit-Share Product, including each Co-Development Budget, and all material updates and amendments thereto;

(b)        create, implement, and review the overall strategy for global Development and the design of all clinical trials and nonclinical and pre-clinical studies to be conducted under each Collaboration Research Plan and Co-Development Plan;

(c)        decide whether and when to initiate or discontinue any clinical trial or nonclinical or pre-clinical study under each Collaboration Research Program or Co-Development Program, in each case, in a manner that enables each Party to comply with Applicable Law and manage subject safety;

(d)        allocate budgeted resources and determine priorities for each clinical trial under each Collaboration Research Plan and Co-Development Plan;

(e)        oversee the conduct of Development activities to be conducted jointly by the Parties under this Agreement for Collaboration Products (including Collaboration Profit-Share Products), including all clinical trials under each Collaboration Research Plan and Co-Development Plan;

(f)        discuss the requirements for obtaining Regulatory Approval of Collaboration Products in the Territory and approve the regulatory strategy (for inclusion in the applicable Co-Development Plan) with respect to the Collaboration Profit-Share Products;

(g)        prepare all MAAs for each Collaboration Profit-Share Product and review and discuss all filings, submissions to, and correspondence with Regulatory Authorities regarding any Regulatory Approval for any Collaboration Profit-Share Product;

(h)        in consultation with the JMAC, develop, approve and implement the publication strategy for Collaboration Products, including scientific presentations (for inclusion in the Research Collaboration Plan and Co-Development Plan) in compliance with [***] current publication policy, which is set forth in the publications policy attached as Schedule 2.4.2;

(i)         make recommendations in coordination with the JRC regarding the nomination of Targets as Collaboration Substitution Targets (but not the initial nomination of Targets for designation as Collaboration Targets) for approval by the JSC;

(j)         develop plans and strategies to be included in each Co-Development Plan for Manufacturing of Collaboration Profit-Share Products for clinical Development purposes;

(k)        prepare periodic reports on the Parties’ clinical Development activities with respect to Collaboration Products for submission to the JSC; and

(l)         perform any and all tasks and responsibilities that are expressly attributed to the JDC under this Agreement.

2.4.3    Meetings of the JDC.  The JDC shall meet at least once per Calendar Quarter or more or less often as otherwise agreed by the Parties.  The location of such meetings (which may be in person or by videoconference or telephonically) will alternate between locations designated by Adaptimmune and locations designated by Universal Cells.  The chairpersons of the JDC shall be responsible for calling meetings on reasonable prior notice.  Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting.  In addition, each Party may, at its discretion, invite to attend meetings of the JDC non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, in each case, so long as such persons are bound by restrictions on use and disclosure consistent with those contained in Article 12 (Confidentiality).  Each Party shall be responsible for its own costs and expenses incurred in connection with attendance by its personnel at any meeting of the JDC.

2.4.4    Decision Making.  To make any decision required of it hereunder, the JDC must have present (in person, by videoconference or telephonically) at least one (1) representative appointed by each Party.  Decisions of the JDC shall be by consensus, with each Party’s representatives having one (1) vote irrespective of the number of representatives of such

Party in attendance.  If the JDC cannot reach consensus or a dispute arises that cannot be resolved within the JDC (e.g., regarding the nomination of a Target for designation as a Collaboration Substitution Target), then such matter shall be escalated to the JSC for prompt resolution.

2.4.5    Limitations.  The JDC shall not have the power to make decisions that conflict with, amend, interpret, modify, or waive compliance with this Agreement.  The JDC shall not have any power or authority over Universal Cells’ conduct of a Universal Cells Program or a Party’s Development, Medical Affairs Activities, Manufacturing, or Commercialization of a Unilateral Product pursuant to this Agreement.

2.5       Joint Medical Affairs Committee.

2.5.1    Formation and Composition.  Universal Cells and Adaptimmune shall, within thirty (30) days of the first designation of a Collaboration Profit-Share Product, establish a joint medical affairs committee (“JMAC”) comprised of three (3) representative of Universal Cells or its Affiliates and three (3) representative of Adaptimmune, each of whom has a background in medical affairs.  The JMAC will be led by two (2) co-chairs, one (1) of which shall be appointed by each Party.  Each Party may change any one or more of its representatives to the JMAC at any time upon written notice to the other Party.  The Parties may mutually agree in writing to change the number of their representatives on the JMAC, provided that the number of representatives from each Party shall always be equal.

2.5.2    Functions and Powers of JMAC.  The JMAC shall have overall responsibility for reviewing, overseeing, and serving as a forum for information exchange and decision making (solely as specified herein) regarding the Parties’ conduct of Medical Affairs Activities for each Collaboration Profit Share Product pursuant to this Agreement. Without limiting the foregoing, the JMAC shall:

(a)        develop and submit to the JSC for approval the Co-Medical Affairs Plan within ninety (90) days after the initiation of the first Pivotal Clinical Trial for such Collaboration Profit-Share Product;

(b)        oversee the implementation of Medical Affairs Activities under each Co-Medical Affairs Plan and all updates and amendments thereto;

(c)        prepare periodic reports on the Parties’ Medical Affairs activities with respect to Collaboration Profit-Share Products for submission to the JSC; and

(d)        perform any and all tasks and responsibilities that are expressly attributed to the JMAC under this Agreement.

2.5.3    Meetings of the JMAC.  The JMAC shall meet at least once per Calendar Quarter or more or less often as otherwise agreed by the Parties.  The location of such meetings (which may be in person or by videoconference or telephonically) will alternate between locations designated by Adaptimmune and locations designated by Universal Cells.  The chairpersons of the JMAC shall be responsible for calling meetings on reasonable prior notice.  Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting.  In addition, each Party may, at its discretion invite to attend meetings of the JMAC non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, in each case, so long as such persons are bound by restrictions on use and disclosure consistent with those contained in Article 12 (Confidentiality).  Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the JMAC.

2.5.4    Decision Making.  To make any decision required of it hereunder, the JMAC must have present (in person, by videoconference or telephonically) at least one (1) representative appointed by each Party.  Decisions of the JMAC shall be by consensus, with each Party’s representatives having one (1) vote irrespective of the number of representatives of such Party in attendance.  If the JMAC cannot reach consensus or a dispute arises that cannot be resolved within the JMAC, then such matter shall be escalated to the JSC for prompt resolution.

2.5.5    Limitations.  The JMAC shall not have the power to make decisions that conflict with, amend, interpret, modify, or waive compliance with this Agreement.  The JMAC shall not have any power or authority over Universal Cells’ conduct of a Universal Cells Program or a Party’s Development, Medical Affairs Activities, Manufacturing, or Commercialization of a Unilateral Product pursuant to this Agreement.

2.6       Joint Finance Committee.

2.6.1    Formation and Composition.  Universal Cells and Adaptimmune shall, within thirty (30) days of the first nomination of a Collaboration Target, establish a joint finance committee (“JFC”) comprised of one (1) representative of Universal Cells or its Affiliates and one (1) representative of Adaptimmune, each of whom has a background in finance.  The JFC will be led by two (2) co-chairs, one (1) of which shall be appointed by each Party.  Each Party may change any one or more of its representatives to the JFC at any time upon written notice to the other Party.

2.6.2    Functions and Powers of JFC.  The JFC shall have overall responsibility for providing input and support to the JRC, JDC, JCC, JMAC, and JSC with respect to accounting and financial matters relating to the conduct of the Collaboration.  Without limiting the foregoing, the JFC shall:

(a)        advise the JRC with respect to establishing each Collaboration Research Budget for the applicable Collaboration Research Plan and advise the JSC with respect to approval of the same;

(b)        advise the JDC and JCC with respect to setting the Co-Development Budget and the Co-Commercialization Budgets for the Co-Development Plan and Co-Commercialization Plan (respectively) and advise the JSC with respect to approval of the same;

(c)        recommend to the JSC methods for calculating Profit in accordance with Schedule 11.3;

(d)        reconciling the Parties’ reports of Development Costs, Program Costs, Net Sales, Sublicensing Revenues, and recoveries pursuant to Section 9.9 (Patent

Enforcement) and issuing a reconciliation report calculating Profit and total Development Costs and allocating each Party’s interest therein in accordance with Schedule 11.3;

(e)        ensure consistency of reporting between the Parties of all costs and expenses under the Collaboration;

(f)        resolve any disputes regarding costs and expenses and the allocation thereof under the Collaboration; and

(g)        perform any and all tasks and responsibilities that are expressly attributed to the JFC under this Agreement.

2.6.3    Meetings of the JFC.  The JFC shall meet at least once per Calendar Quarter or more or less often as otherwise agreed by the Parties.  The location of such meetings (which may be in person or by videoconference or telephonically) will alternate between locations designated by Adaptimmune and locations designated by Universal Cells.  The chairpersons of the JFC shall be responsible for calling meetings on reasonable prior notice.  Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting.  In addition, each Party may, at its discretion invite to attend meetings of the JFC non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, in each case, so long as such persons are bound by restrictions on use and disclosure consistent with those contained in Article 12 (Confidentiality).  Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the JFC.

2.6.4    Decision Making.  To make any decision required of it hereunder, the JFC must have present (in person, by videoconference or telephonically) at least one (1) representative appointed by each Party.  Decisions of the JFC shall be by consensus, with each Party’s representatives having one (1) vote irrespective of the number of representatives of such Party in attendance.  If the JFC cannot reach consensus or a dispute arises that cannot be resolved within the JFC, then such matter shall be escalated to the JSC for prompt resolution.

2.6.5   Limitations.  The JFC shall not have the power to make decisions that conflict with, amend, interpret, modify, or waive compliance with this Agreement.  The JFC shall not have any power or authority over Universal Cells’ conduct of a Universal Cells Program or a Party’s Development, Medical Affairs Activities, Manufacturing, or Commercialization of a Unilateral Product pursuant to this Agreement.

2.7       Joint Commercialization Committee.

2.7.1    Formation and Composition.  Universal Cells and Adaptimmune shall, within thirty (30) days of the first designation of a Collaboration Profit-Share Product, establish a joint commercialization committee (“JCC”) comprised of three (3) representatives of Universal Cells or its Affiliates and three (3) representatives of Adaptimmune.  The JCC will be led by two (2) co-chairs, one (1) of which shall be appointed by each Party.  Each Party may change any one or more of its representatives to the JDC at any time upon written notice to the other Party.  The Parties may mutually agree in writing to change the number of their representatives on the JCC, provided that the number of representatives from each Party shall always be equal.

2.7.2    Functions and Powers of JCC.  The JCC shall have overall responsibility for reviewing, overseeing, and serving as a forum for information exchange and making decisions (solely as specified herein) regarding the Parties’ conduct of each Co-Commercialization Program for each Collaboration Profit-Share Product pursuant to this Agreement.  Without limiting the foregoing, the JCC shall:

(a)        discuss, prepare, and approve for submission to the JSC for approval the Co-Commercialization Plan for each Collaboration Profit-Share Product, including each Co-Commercialization Budget and all material updates and amendments thereto;

(b)        oversee the implementation of Commercialization activities to be conducted jointly by the Parties under each Co-Commercialization Plan;

(c)        develop plans and strategies to be included in each Co-Commercialization Plan for Manufacturing of Collaboration Profit-Share Products for Commercial purposes;

(d)        prepare periodic reports on the Parties’ Commercialization activities with respect to Collaboration Profit-Share Products for submission to the JSC; and

(e)        perform any and all tasks and responsibilities that are expressly attributed to the JCC under this Agreement.

2.7.3    Meetings of the JCC.  The JCC shall meet at least once per Calendar Quarter or more or less often as otherwise agreed by the Parties.  The location of such meetings (which may be in person or by videoconference or telephonically) will alternate between locations designated by Adaptimmune and locations designated by Universal Cells.  The chairpersons of the JCC shall be responsible for calling meetings on reasonable prior notice.  Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting.  In addition, each Party may, at its discretion, invite to attend meetings of the JCC non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, in each case, so long as such persons are bound by restrictions on use and disclosure consistent with those contained in Article 12 (Confidentiality).  Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the JCC.

2.7.4    Decision Making.  In order to make any decision required of it hereunder, the JCC must have present (in person, by videoconference or telephonically) at least one (1) representative appointed by each Party.  Decisions of the JCC shall be by consensus, with each Party’s representatives having one (1) vote irrespective of the number of representatives of such Party in attendance.  If the JCC cannot reach consensus or a dispute arises that cannot be resolved within the JCC, then such matter shall be escalated to the JSC for prompt resolution.

2.7.5    Limitations.  The JCC shall not have the power to make decisions that conflict with, amend, interpret, modify, or waive compliance with this Agreement.  The JCC shall not have any power or authority over Universal Cells’ conduct of a Universal Cells Program or a Party’s Development, Medical Affairs Activities, Manufacturing, or Commercialization of a Unilateral Product pursuant to this Agreement.

ARTICLE 3

PRE-DESIGNATION RESEARCH PROGRAM

3.1       Identification And Validation Of Targets.  From the Effective Date and continuing from time to time thereafter until the Target Identification and Tracking End Date, the Parties shall use Commercially Reasonable Efforts to identify and nominate Targets as set forth in this Article 3 (Pre-Designation Research Program) based on data and results that are in the public domain or that have been generated prior to the Effective Date.  Each Party shall provide any information relevant to Targets being discussed and shall collaborate to assess and identify Targets suitable for nomination as Collaboration Targets, but in no event shall Adaptimmune be required to perform any additional activities to validate any Target nominated for designation as a Collaboration Target or a Universal Cells Program Target, in each case, that are not set forth in a Collaboration Research Plan.  Each Party shall be responsible for its own costs and expenses in connection with activities under this Section 3.1 (Identification and Validation of Targets), but not activities under any Collaboration Research Plan, the allocation between the Parties for costs and expenses thereunder is set forth in Section 4.5 (Collaboration Research Program Costs).

3.2       Nomination.

3.2.1    Collaboration Targets.  The JRC shall nominate and submit to the JSC for approval (a) the first (1st) Target to be nominated for designation as a Collaboration Target within [***] after the Effective Date (the “First Collaboration Target Nomination Date”), (b) the second (2nd) Target to be nominated for designation as a Collaboration Target within [***] after the First Collaboration Target Nomination Date (the “Second Collaboration Target Nomination Date”), and (c) the third (3rd) Target to be nominated for designation as a Collaboration Target within [***] after the Second Collaboration Target Nomination Date (the “Third Collaboration Target Nomination Date”).

3.2.2    Universal Cells Program Targets.  Commencing on the Effective Date and continuing until the [***] anniversary thereafter, Universal Cells shall have the right to nominate, by providing written notice to the JRC, Targets for designation as Universal Cells Program Targets.

3.2.3    Target Maximums.  A maximum of three (3) distinct Targets shall be nominated for designation, or so designated, as Collaboration Targets under this Agreement ([***]).  A maximum of two (2) distinct Universal Cells Program Targets may be nominated for designation at a given time, or so designated, as Universal Cells Program Targets.

3.2.4    Nomination Exclusivity.  Once a Target is nominated for designation as a Collaboration Target, it cannot also be nominated for designation as a Universal Cells Program Target, and once a Target is nominated for designation as a Universal Cells Program Target, it cannot also be nominated for designation as a Collaboration Target.  Upon nomination of a Target and until such Target is designated or finally determined to be either an Excluded Target or a Target for which Burdened Technology Clearance is obtained in accordance with Section 3.3 (Designation of Nominated Targets), Adaptimmune shall not, itself or with or through an Affiliate or a Third Party, commence any Development activities it is not conducting at the time of nomination with respect to Cell products specific to such Target, or grant any Third Party any rights to conduct such activities, except to the extent necessary to evaluate such Target for designation as a Collaboration Target or Universal Cells Program Target, as applicable, unless and until such Target is determined to be an Excluded Target or is designated as a Collaboration Target or Universal Cells Program Target (in which case such activities would be permitted within the scope of this Agreement).

3.3       Designation of Nominated Targets.  Upon written notice provided to the JRC of the nomination of a Target for designation as a Collaboration Target or a Universal Cells Program Target as set forth above, the JRC shall first determine within [***] days of the nomination thereof whether such Target is an Excluded Target, and if so, whether such Target should receive Excluded Target Clearance as set forth in Section 3.3.1 (Excluded Targets).  If the JRC determines that such Target is not an Excluded Target, or if the JRC determines such Target is an Excluded Target but receives Excluded Target Clearance for such Target, then within [***] days after such determination is made or such Excluded Target Clearance is received, the Parties shall determine whether Burdened Technology Limitations applicable to such Target and Products Directed to such Target exist pursuant to Section 3.3.2 (Acceptance of Burdened Technology), and if so, whether the JSC will provide Burdened Technology Clearance as set forth in Section 3.3.3(b) (Notice Obligations).  If no Burdened Technology Limitations apply to such Target, or such Target receives Burdened Technology Clearance, then such nominated Target shall be designated as a Collaboration Target or Universal Cells Program Target (as applicable).  A decision as to whether any nominated Target will be designated as a Collaboration Target or a Universal Cells Program Target shall be made within [***] of the nomination of such Target.

3.3.1    Excluded Targets.  Adaptimmune shall maintain a complete list of Targets that are Excluded Targets from the Effective Date until the Target Identification and Tracking End Date, with such list including the date on which each listed Target becomes an Excluded Target.  The Excluded Target list shall be made available in the event of a dispute under Section 3.3.6 (Dispute as to Excluded Targets) to the mutually acceptable Expert, who shall not disclose the content of such list to Universal Cells except for information on the list specifically regarding the disputed Target.  Adaptimmune shall notify the JRC whether a nominated Target is an Excluded Target within [***] after such Target is nominated.  Any notice from Adaptimmune stating that a nominated Target is an Excluded Target shall include information regarding the basis upon which such nominated Target is an Excluded Target (e.g., because such Target is the subject of an Active Research Program or a Third Party License or term sheet negotiations therefor), and a statement as to whether Adaptimmune is willing nevertheless to allow such Excluded Target to be designated as a Collaboration Target or a Universal Cells Program Target, as applicable (“Excluded Target Clearance”).  If Adaptimmune notifies the JRC that such Target is not an Excluded Target, or if Adaptimmune notifies the JRC that such Target is an Excluded Target but nevertheless provides Excluded Target Clearance, then such nominated Target shall remain eligible for designation as a Collaboration Target or Universal Cells Program Target (as applicable) unless Burdened Technology Limitations apply and no Burdened Technology Clearance is obtained as set forth in Section 3.3.3(b) (Notice Obligations).  However, if Adaptimmune notifies the JRC that the nominated Target is an Excluded Target, and Adaptimmune does not provide an Excluded Target Clearance within [***] days of notification of nomination of such Target for designation, then such Target may not be designated as a Collaboration Target or a Universal Cells Program Target (as applicable) and in lieu of such previously nominated Excluded Target, the JRC

(with respect to the nomination of a Target for designation as a Collaboration Target) or Universal Cells (with respect to the nomination of a Target for designation as a Universal Cells Program Target) may nominate an alternative Target for designation as a Collaboration Target or Universal Cells Program Target (as applicable) as described in this Section 3.3 (Designation of Nominated Targets).

3.3.2    Acceptance of Burdened Technology.  If Adaptimmune does not provide written notice to the JSC (with respect to a Target nominated for designation as a Collaboration Target) or to Universal Cells (with respect to a Target nominated for designation as a Universal Cells Program Target) that such nominated Target is an Excluded Target, or if Adaptimmune provides Excluded Target Clearance notwithstanding the fact that such Target is an Excluded Target, then such Target shall become so designated as a Collaboration Target or Universal Cells Program Target (as applicable) once the JSC (as to a proposed Collaboration Target) or Universal Cells (as to a proposed Universal Cells Program Target) accepts any Burdened Technology Limitations with respect to such Target as set forth in Section 3.3.3 (Burdened Technology Limitations) below.

3.3.3    Burdened Technology Limitations.

(a)        Burdened Technology Limitations.  The Parties acknowledge that certain materials and data and information relating thereto Controlled by a Party and included in the Adaptimmune Technology or the Universal Cells Technology may include financial or other obligations to Third Parties (“Burdened Technology”).  Accordingly, the use of such Burdened Technology in a Collaboration Research Program, Collaboration Profit-Share Program or Universal Cells Program (as applicable), or the Development, Manufacture, Medical Affairs Activities, or Commercialization of products resulting from the use of such Burdened Technology, may result in (i) financial or obligations to Third Parties relating to the practice of such Burdened Technology, (ii) limitations on the use of certain information contained in the Burdened Technology, or (iii) a reduction in the rights of the Parties under this Agreement under the Burdened Technology relative to their rights under other technology licensed to such Party pursuant to this Agreement (the obligations and limitations set forth in the foregoing clauses ((i) through (iii)), the “Burdened Technology Limitations”).

(b)        Notice Obligations.  Each Party will inform the other Party of any Burdened Technology Limitations relating to any Adaptimmune Technology or Universal Cells Technology that it may Control in relation to any Target nominated for designation as a Collaboration Target or Universal Cells Program Target no later than [***] after it is determined pursuant to Section 3.3.1 (Excluded Targets) whether such Target remains eligible for such designation.  Such Target will be designated as a Collaboration Target or Universal Cells Program Target (as applicable) if, after evaluation of the nature and scope of the Burdened Technology Limitations, the JSC (with respect to a Target nominated for designation as a Collaboration Target) or Universal Cells (with respect to a Target nominated for designation as a Universal Cells Program Target) approves such Burdened Technology Limitations (“Burdened Technology Clearance”).

(c)        If no Burdened Technology Limitations apply to a nominated Target, then such Target will be designated, effective as of the expiration of the [***] time period in

Section 3.3.3(b) (Notice Obligations), as a Collaboration Target or a Universal Cells Program Product, as application.  If Burdened Technology Limitations apply, but no Burdened Technology Clearance is obtained within such [***] day time period, then the JRC (with respect to the nomination of a Target for designation as a Collaboration Target) or Universal Cells (with respect to the nomination of a Target for designation as a Universal Cells Program Target) may nominate an alternative Target for designation as a Collaboration Target or Universal Cells Program Target (as applicable) as described in this Section 3.3 (Designation of Nominated Targets).

3.3.4    Target Maximums. A maximum of three (3) distinct Collaboration Targets may be designated ([***]). A maximum of two distinct (2) Universal Cells Program Targets may be designated.

3.3.5    Designation Exclusivity.  Once a Target is designated as a Collaboration Target, it cannot also be designated as a Universal Cells Program Target, and once a Target is designated as a Universal Cells Program Target, it cannot also be designated as a Collaboration Target.

3.3.6    Dispute as to Excluded Targets.  If Universal Cells’ members of the JSC disagree with, or otherwise question, Adaptimmune’s notice that a Target nominated for designation as a Collaboration Target or Universal Cells Program Target under this Section 3.3 (Designation of Nominated Targets) is an Excluded Target, then such members may request that, subject to any confidentiality obligations to any Third Parties, Adaptimmune provide further information to support its position that the nominated Target is an Excluded Target.  If, within [***] after the JSC’s receipt of such further information, Universal Cells’ members of the JSC still disagree or question in good faith whether such Target is an Excluded Target, then the Parties shall engage a mutually acceptable Expert to determine whether the nominated Target is an Excluded Target.  The Expert shall enter into confidentiality agreement with both Parties and shall render his or her decision within [***] after being engaged after reviewing information from Adaptimmune supporting its determination that a nominated Target is an Excluded Target.  Subject to any confidentiality obligations to any Third Parties, each Party shall reasonably cooperate with the Expert to provide to him or her reasonable additional information requested by the Expert to determine whether such Target is an Excluded Target.  If the Expert finds that the nominated Target is an Excluded Target, then Universal Cells shall be responsible for all costs and expenses of appointing the Expert and such Target shall not become a Collaboration Target or a Universal Cells Program Target and the JRC or Universal Cells, as applicable, may nominate alternative Targets to be nominated for designation as a Collaboration Target or a Universal Cells Program Target, as applicable.  If the Expert finds that the nominated Target is not an Excluded Target, then Adaptimmune shall be responsible for all costs and expenses of appointing the Expert and such Target shall become a Collaboration Target or a Universal Cells Program Target as applicable.

3.4       [***].

3.5       Contributed Technology.   Prior to contributing Universal Cells Background IP for use in a Collaboration Product, [***] (“Contributed Technology”), Universal Cells will disclose to Adaptimmune in writing (the “Contributed Technology Notice”) the details of such Universal Cells Background IP it proposes to use for such Collaboration Product, as well as whether an exclusive Elected Unilateral Adaptimmune Product License would be available if such

Collaboration Product were to become a Unilateral Adaptimmune Product, and if not, provide a description of any basis for it not being then available (e.g., certain rights have been licensed out in a manner precluding the grant of the exclusive Elected Unilateral Adaptimmune Product License) (a “Universal Cells Impediment”). [***].

ARTICLE 4

COLLABORATION RESEARCH PROGRAM

4.1       Collaboration Research Plans.   Within [***] after the designation of a Collaboration Target (either pursuant to an initial designation pursuant to Article 3 (Pre-Designation Research Program), including in the exercise of the Additional Collaboration Target Right, or a designation in connection with a Target Substitution Right conducted pursuant to Section 4.6 (Target Substitution)), the JRC, in consultation with the JDC if it then exists, shall prepare and send to the JSC for approval a Collaboration Research Plan for the Collaboration Research Program for such Collaboration Target.  Each Collaboration Research Plan shall include details for the Development activities (non-clinical, pre-clinical, and clinical) to be conducted by the Parties from designation of the relevant Target until the end of the first Phase 1 Clinical Trial for a Collaboration Product Directed To such Target, including, as may be applicable, (a) characterization work in relation to such Collaboration Target, (b) any other nonclinical or pre-clinical Development activities to be conducted with respect to Collaboration Products Directed To such Collaboration Target, (c) requirements for a “successful” Phase 1 Clinical Trial for Collaboration Products Developed under such Collaboration Research Plan demonstrating that Development of such Collaboration Product should be further progressed (for each Collaboration Research Plan, the “Phase 1 Success Criteria”) and other criteria agreed upon by the JDC pursuant to Section 4.2 (Collaboration Research Program Parameters), and (d) a budget for the costs and expenses of activities to be incurred in connection with the conduct of activities under the Collaboration Research Plan (the “Collaboration Research Plan Budget”).  Each Collaboration Research Plan shall be updated from time to time as agreed by the JRC in consultation with JDC, but in any event at least once per Calendar Year.

4.2       Collaboration Research Program Parameters.   With respect to each Collaboration Research Program, the JRC, in consultation with the JDC, shall discuss [***].  For each Collaboration Research Program, the JRC, in consultation with the JDC, shall adopt project progression guidelines, including lead selection for the Collaboration Products Developed under such Collaboration Research Program.  Additionally, the JRC, in consultation with the JDC, shall discuss and agree on completion requirements for each stage of the Development activities to be conducted pursuant to each Collaboration Research Program for the Collaboration Products that are Developed under such Collaboration Research Program, including go/no-go criteria for advancing a Collaboration Product into a Phase 1 Clinical Trial.  The JDC shall update the applicable Collaboration Research Plan accordingly with such agreed-upon criteria.

4.3       Conduct of Collaboration Research Program.   Each Party shall use Commercially Reasonable Efforts to conduct the activities for each Collaboration Research Program that are assigned to it under the Collaboration Research Plan for such Collaboration Research Program in accordance with the timeframes for completion of such activities set forth in such plan.  The Parties acknowledge and agree that neither Party guarantees the success of tasks undertaken under a Collaboration Research Program.  The Parties intend that they will Develop one Collaboration Product for each Collaboration Target; provided that the Parties may agree to modify and improve such Collaboration Product in connection with the Development thereof.

4.4       Conduct of Phase 1 Clinical Trial for Collaboration Product.   Unless the JSC agrees otherwise, [***] shall lead the conduct of and shall be the sponsor for any Phase 1 Clinical Trial for a Collaboration Product pursuant to a Collaboration Research Program, including all related IND submissions and regulatory communications in connection therewith.  Adaptimmune will provide regular updates to [***] regarding the conduct of any such Phase 1 Clinical Trial for a Collaboration Product and, through the JDC, will review and discuss the protocol for any such Phase 1 Clinical Trial and any material amendments thereto.  In addition, [***] will provide to [***] for review all substantive regulatory submissions and correspondence related to any such Phase 1 Clinical Trial prior to submission thereof and will consider all timely comments [***] thereon in good faith.  To the extent permitted by the applicable Regulatory Authority, one representative of [***] may attend and participate in meetings with Regulatory Authorities in the Territory directly relating to the conduct of any Phase 1 Clinical Trial for a Collaboration Product.  Upon completion of the first Phase 1 Clinical Trial conducted for a Collaboration Product led and sponsored by [***], the JDC shall coordinate the process for transferring promptly the ownership and sponsorship of the relevant IND to [***], with such process to be completed within [***] after the issuance of the final study report from such Phase 1 Clinical Trial.  Each Party shall have a right of reference to all regulatory submissions made for Collaboration Products to the extent relating to the Adaptimmune Technology (for Adaptimmune) or the Universal Cells Technology (for Universal Cells).

4.5       Collaboration Research Program Costs.   Universal Cells shall be responsible for the costs and expenses of the conduct of all activities under each Collaboration Research Program for the Collaboration Products thereunder (regardless of whether such activities are to be conducted by Universal Cells or Adaptimmune), including Development activities such as the conduct of a Phase 1 Clinical Trial for Collaboration Products to be conducted under such Collaboration Research Program and Manufacturing activities to supply Collaboration Products for use in such Collaboration Research Program.  The anticipated costs and expenses of such activities shall be set forth in the Collaboration Research Plan Budget for each Collaboration Research Plan, which budget will be updated as necessary in connection with any update to the applicable Collaboration Research Plan.  If the Collaboration Research Plan is updated to require Adaptimmune to perform additional Development activities, but the JSC does not approve a corresponding increase in the Collaboration Research Budget to reflect the performance of such additional activities, then Adaptimmune will not be required to perform any additional activities in the updated Collaboration Research Plan to the extent that performance of such activities would exceed the amount budgeted for the performance of such activities in the then-current Collaboration Research Budget.  If, during any Calendar Year, Adaptimmune incurs more than [***] of the amount included in the then-current Collaboration Research Plan Budget for such Calendar Year, then unless otherwise approved by the JSC or such amounts are incurred as a result of Universal Cells’ failure to perform any of its obligations under this Agreement, Universal Cells shall have no obligation to reimburse Adaptimmune for any such excess amounts.  Furthermore, unless otherwise agreed by the JRC, in no event will the amount to be incurred pursuant to the Collaboration Research Plan Budget exceed in the aggregate [***] in total on a per Collaboration Target basis for activities conducted by the Parties pursuant to the Collaboration Research Plan during any Calendar Year, exclusive of the costs of the conduct of any Phase 1 Clinical Trial for a Collaboration Product. In accordance with a procedure to be agreed by the JRC in connection with development and approval of the Collaboration Research Plan and Collaboration Research Budget for each Collaboration Research Program, no less frequently than each Calendar Quarter, Universal Cells shall reimburse all of Adaptimmune’s costs and expenses on an FTE Cost plus Out of Pocket Cost basis incurred for activities conducted pursuant to each Collaboration Research Plan to the extent consistent with this Section 4.5 (Collaboration Research Program Costs).  The allocation between the Parties of costs and expenses incurred to Develop Collaboration Products beyond activities set forth in the applicable Collaboration Research Plan for the Collaboration Target that such Collaboration Products are Directed To are set forth in Article 5 (Co-Development of Collaboration Profit-Share Products).

4.6       Target Substitution.

4.6.1    Pre-IND Substitutions for Collaboration Targets or Universal Cells Program Targets.  Prior to the submission of the first IND for a Collaboration Product Directed To a Collaboration Target or a Universal Cells Program Product Directed To a Universal Cells Program Target (as applicable), the JRC, in consultation with the JDC (with respect to a Collaboration Target) or Universal Cells (with respect to a Universal Cells Program Target), as applicable, may elect to nominate a substitute Target to replace such then-designated Collaboration Target or Universal Cells Program Target (as applicable) (a “Collaboration Substitution Target” with respect to a Collaboration Target or a “Universal Cells Substitution Target” with respect to a Universal Cells Program Target).  In such case, Section 3.2 (Nomination) and Section 3.3 (Designation of Nominated Targets) above shall apply mutatis mutandis to the nomination and designation of such Substitution Target to replace the then-designated Collaboration Target or Universal Cells Program Target, as applicable (the “Target Substitution Right”) and a new Collaboration Research Program will be initiated in accordance with the terms of this Agreement.  For clarity, once such Substitution Target is designated as the replacement Collaboration Target or Universal Cells Program Target (as applicable), such replaced Target shall no longer be a Collaboration Target or Universal Cells Program Target, as applicable.  The JSC (with respect to replacement of a Collaboration Target) may elect to exercise its Target Substitution Right up to [***] for each Collaboration Target (other than any Collaboration Target designated under Section 3.4 (Additional Collaboration Target Right), for which Collaboration Target the Target Substitution Right will only be available [***]) (i.e., for a total of up to [***] for Collaboration Targets, [***] substitutions being possible for each of the [***] initially designated Collaboration Targets and [***] substitution being possible for the Collaboration Target designated if the Additional Collaboration Target Designation Right applies).  Universal Cells (with respect to replacement of a Universal Cells Program Target) may elect to exercise its Target Substitution Right up to [***] times for each Universal Cells Program Target (i.e., for a total of [***] substitutions for Universal Cells Program Targets, [***] substitutions being possible for each of the up to the [***] initially designated Universal Cells Program Targets).  The JSC may decide to make any additional Target substitutions with respect to any Collaboration Target or Universal Cells Program Target (as applicable) for which the Target Substitution Right has already been exhausted under this Section 4.6.1 (Pre-IND Substitutions for Collaboration Targets or Universal Cells Program Targets), but any such additional Target substitutions may be made only upon the mutual written agreement of the Parties (and not by decision of the JSC).

4.6.2    Phase 1 Clinical Trial Substitution Right for Collaboration Targets.  After the completion of a Phase 1 Clinical Trial for a Collaboration Product Directed To a Collaboration Target, if the data resulting from such Phase 1 Clinical Trial indicates that such Collaboration Product does not meet the applicable Phase 1 Success Criteria, then, unless the Collaboration Target that such Collaboration Product is Directed To was designated as a Collaboration Product pursuant Section 3.4 (Additional Collaboration Target Right), the JRC, in consultation with the JDC shall have [***] Target Substitution Right to nominate to the JSC for approval a Collaboration Substitution Target to replace such Collaboration Target that such Collaboration Product was Directed To.  In such case, Section 3.2 (Nomination) and Section 3.3 (Designation of Nominated Targets) above shall apply mutatis mutandis to the nomination and designation of such Substitution Target and a new Collaboration Research Program will be initiated in accordance with the terms of this Agreement.  The JSC shall have until the date that is [***] days after the date that the Tables, Figures, and Listings from such Phase 1 Clinical Trial first become available to so notify the JRC of such substitution.

4.6.3    Effect of Substitution.  For clarity, once a Collaboration Substitution Target is designated as the new Collaboration Target and replaces the previously-designated Target pursuant to Section 4.6.1 (Pre-IND Substitution for Collaboration Targets or Universal Cells Program Targets) or Section 4.6.2 (Phase 1 Clinical Trial Substitution Right for Collaboration Targets), (a) such replaced Target shall no longer be a Collaboration Target and will instead be a Lapsed Target, and (b) notwithstanding any other provision to the contrary set forth in this Agreement, the Parties will have the right to begin a new Collaboration Research Program for such Collaboration Substitution Target, and such Collaboration Research Program will replace the Collaboration Research Program for the replaced Collaboration Target.

4.7       Progress Updates.  At each meeting of the JRC (with respect to nonclinical and pre-clinical Development activities) and of the JDC (with respect to Development activities relating to any clinical trials for a Collaboration Product, including each Phase 1 Clinical Trial), each Party will share with the JRC or JDC (as applicable) a summary regarding the activities conducted by or on behalf of such Party under each Collaboration Research Program since the last JRC or JDC meeting, sufficient for the JRC or JDC to assess each Party’s progress under each Collaboration Research Program.  Each Party will also promptly provide notice to the other Party, through the JRC or JDC, of any significant Development events under each Collaboration Research Program that the reporting Party reasonably believes materially impacts the Development activities of the other Party under such Collaboration Research Program or otherwise under this Agreement or that such Party reasonably believes would be of interest to the other Party.

4.8       Collaboration Research Program Records.  Each Party shall require that all work conducted by or on behalf of each Party in the course of a Collaboration Research Program be completely and accurately recorded, in sufficient detail and in good scientific manner, in separate laboratory notebooks.  On reasonable notice, and at reasonable intervals, each Party shall have the right to inspect and copy all such records of the other Party reflecting work done under the Collaboration Research Program, to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder.  Notwithstanding the definition of “Confidential Information,” all such records shall constitute Confidential Information of the Party creating such records.

4.9       End of Collaboration Research Program.   Unless otherwise agreed by the Parties and subject to the JSC’s exercise of the [***] Target Substitution Right pursuant to Section 4.6.2 (Phase 1 Clinical Trial Substitution Right for Collaboration Targets) if the Collaboration Product that was the subject of a Collaboration Research Program did not meet the Phase 1 Success Criteria set forth in the Collaboration Research Plan for such Collaboration Research Program, then after the completion of the first Phase 1 Clinical Trial for a Collaboration Product that is the subject of a Collaboration Research Program, the Collaboration Research Term for such Collaboration Research Program will expire and no further activities will be conducted in furtherance of such Collaboration Research Program.

4.10     Ongoing Development/Commercialization.

4.10.1  Continuing Development and Commercialization Notice.  Promptly after the Tables, Figures, and Listings from the first Phase 1 Clinical Trial for a Collaboration Product become available to the sponsoring Party and are provided to the non-sponsoring Party (the later of such dates, the “Phase 1 Data Availability Date”), the Parties, through the JDC, shall meet and discuss the results thereof.  No later than [***] after the Phase 1 Data Availability Date for a Collaboration Product, each Party shall notify the other Party in writing of whether such Party is interested in continuing to Develop, Manufacture, and Commercialize such Collaboration Product in the Territory pursuant to this Agreement (for each Collaboration Research Program, a “Continuing Development and Commercialization Notice”).

4.10.2  Collaboration Profit-Share Products and Targets.  If, with respect to a Collaboration Research Program, both Universal Cells and Adaptimmune each provide the other Party a Continuing Development and Commercialization Notice within the [***] day time period noted in Section 4.10.1 (Continuing Development and Commercialization Notice), then the Collaboration Target that is the subject of such Collaboration Research Program shall immediately become a Collaboration Profit-Share Target, and the Collaboration Product that was the subject of such Phase 1 Clinical Trial shall immediately become deemed a Collaboration Profit-Share Product.

4.10.3  Unilateral Products and Targets.

(a)        Unilateral Universal Cells Product.  If, with respect to a Collaboration Research Program, Universal Cells provides Adaptimmune with a Continuing Development and Commercialization Notice within the [***] day time period noted in Section 4.10.1 (Continuing Development and Commercialization Notice), but either (i) Adaptimmune provides Universal Cells written notice that Adaptimmune does not wish to continue to Develop, Manufacture, and Commercialize the Collaboration Product Directed To the Collaboration Target that is the subject of such Collaboration Research Program or (ii) Adaptimmune does not timely provide Universal Cells with a Continuing Development and Commercialization Notice within the [***] day time period noted in Section 4.10.1 (Continuing Development and Commercialization Notice), then (i) the Collaboration Target that such Collaboration Product was Directed To shall immediately become a Unilateral Universal Cells Target and cease to be a Collaboration Target and (ii) the Collaboration Product that was the subject of such Phase 1 Clinical Trial shall immediately become a Unilateral Universal Cells Product and cease to be a Collaboration Product.

(b)        Unilateral Adaptimmune Product.  If, with respect to a Collaboration Research Program, Adaptimmune provides Universal Cells with a Continuing Development and Commercialization Notice within the [***] day time period noted in Section 4.10.1 (Continuing Development and Commercialization Notice), but either (i) Universal Cells provides Adaptimmune written notice that Universal Cells does not wish to continue to Develop, Manufacture, and Commercialize the Collaboration Product Directed To the Collaboration Target that is the subject of such Collaboration Research Program or (ii) Universal Cells does not timely provide Adaptimmune with a Continuing Development and Commercialization Notice within the [***] day time period noted in Section 4.10.1 (Continuing Development and Commercialization Notice), then (i) the Collaboration Target that such Collaboration Product was Directed To shall immediately become a Unilateral Adaptimmune Target and cease to be a Collaboration Target and (ii) the Collaboration Product that was the subject of such Phase 1 Clinical Trial shall immediately become a Unilateral Adaptimmune Product and cease to be a Collaboration Product.

4.10.4  Lapsed Products and Targets.  If, with respect to a Collaboration Research Program, neither Party provides the other Party with a Continuing Development and Commercialization Notice within the [***] day time period noted in Section 4.10.1 (Continuing Development and Commercialization Notice), or if each Party notifies the other Party in writing that it does not wish to continue to Develop, Manufacture, and Commercialize Collaboration Products Directed To the Collaboration Target that is the subject of such Collaboration Research Program, then (a) such Collaboration Target shall immediately become a “Lapsed Target” and cease to be a Collaboration Target and (b) all Collaboration Products Directed To such Collaboration Target shall immediately become Lapsed Products and cease to be Collaboration Products.

4.10.5  Technology Transfer.  In the event that a Collaboration Target becomes a Unilateral Target and the applicable Collaboration Product becomes a Unilateral Product under Sections 4.10.3 (Unilateral Products and Targets) or 5.3 (Development of and Clinical Trials for Collaboration Profit-Share Products), the Party relinquishing its right to such Collaboration Target and Collaboration Product shall use Commercially Reasonable Efforts to promptly transfer to the other Party, at the other Party’s cost and expense, all Know-How necessary or reasonably useful for the other Party to Develop, Manufacture, and Commercialize such Unilateral Product, except for such material Know-How already in the receiving Party’s possession.  If so requested, the transferring Party agrees to provide reasonable technical assistance to the other Party, at the transferring party’s expense, to enable the other Party to reasonably understand and utilize the transferred Know-How.

ARTICLE 5

CO-DEVELOPMENT OF COLLABORATION PROFIT-SHARE PRODUCTS

5.1       Co-Development Plans.   Within [***] days after the date a Collaboration Product that was the subject of the Phase 1 Clinical Trial under the applicable Collaboration Research Plan is designated as a Collaboration Profit-Share Product pursuant to Section 4.10.2 (Collaboration Profit-Share Products and Targets), the JDC shall prepare and send to the JSC for approval the Co-Development Plan for such Collaboration Profit-Share Product, including (a) an allocation between the Parties of responsibilities for Development activities for the applicable Collaboration

Profit-Share Product, (b) a timeline and plan for process development, chemistry, manufacturing, and controls activities and production with respect to the relevant Collaboration Profit-Share Product to be Developed under each Co-Development Plan, and (c) a budget of all costs and expenses to be incurred in the performance of activities under the applicable Co-Development Plan (each, a “Co-Development Budget”).  Each Co-Development Plan shall be updated from time to time as agreed by the JDC but in any event at least once per Calendar Year.

5.2       Conduct of Co-Development Programs.   Each Party shall use Commercially Reasonable Efforts to conduct the activities for each Co-Development Program that are assigned to it under the Co-Development Plan for such Co-Development Program in accordance with the timeframes for completion of such activities set forth in such plan.  The Parties acknowledge and agree that neither Party guarantees the success of tasks undertaken under a Co-Development Program.

5.3       Development of and Clinical Trials for Collaboration Profit-Share Products.   [***] shall lead all Development Efforts for the Collaboration Profit-Share Products, including the conduct of (and shall be sponsor of) all clinical trials to be conducted for the Collaboration Profit-Share Products pursuant to each Co-Development Plan, including managing and owning all related INDs and other regulatory submissions and communications in connection therewith, and all Regulatory Approvals, unless the JSC agrees to delegate to [***] the responsibility to conduct clinical trials, in which case the relevant Co-Development Plan shall specify each Party’s roles in such clinical trials for such Collaboration Profit-Share Product. The Parties shall reasonably cooperate in connection with the conduct of all such Development activities and will negotiate in good faith to enter into pharmacovigilance agreements and quality assurance agreements before for the conduct of any Development activities for a Collaboration Profit-Share Product under a Co-Development Plan. At any time (A) if, following escalation pursuant to Section 2.2.4(b) (Escalation), the JSC and the Executive Officers are unable to agree on a Co-Development Plan or Co-Development Budget for a Collaboration Profit-Share Product, or any update thereto, or (B) following completion of a clinical trial under a Co-Development Plan, [***], in its sole discretion, may deliver a notice to [***] electing to opt-out of further Development of the applicable Collaboration Profit-Share Product under this Agreement (an “Opt-Out Notice”).  Upon receipt of an Opt-Out Notice, [***] may elect to either (i) continue to Develop, Manufacture, and Commercialize such Collaboration Profit-Share Product as a Unilateral [***] Product, in which case, the Collaboration Profit-Share Target that such product was Directed To will thereafter become a Unilateral [***] Target for purposes of this Agreement or (ii) to terminate the further Development, Manufacture, and Commercialization of such Collaboration Profit-Share Product, in which case the Collaboration Profit-Share Target that such product was Directed To will thereafter become a Lapsed Target for purposes of this Agreement.  [***] will provide written notice to [***] of its election under the foregoing clause (i) or (ii) no later than [***] days after the date of the applicable Opt-Out Notice, and if [***] does not provide to [***] notice of such election prior to the end of such [***] day period the applicable Collaboration Profit-Share Target will thereafter become a Lapsed Target for purposes of this Agreement.

5.4       Regulatory.  All MAAs for the Collaboration Products (including Collaboration Profit-Share Products) shall be made by and in the name of Universal Cells or its Affiliate or sublicensee and all Regulatory Approval will be held in the name of Universal Cells or its Affiliate or sublicensee, in consultation with Adaptimmune through the JDC.  In addition, unless otherwise agreed by the JDC, all filings, submissions to, and correspondence with Regulatory Authorities regarding Regulatory Approval for any Collaboration Profit-Share Product shall be made by Universal Cells in consultation with Adaptimmune through the JDC.  Universal Cells shall provide to Adaptimmune for review all substantive regulatory submissions and correspondence related to any Collaboration Profit-Share Product and will consider all timely comments from Adaptimmune thereon in good faith.  To the extent permitted by the applicable Regulatory Authority, one representative of Adaptimmune may attend, as an observer, meetings with Regulatory Authorities in the Territory directly relating to any Collaboration Profit-Share Product.  Adaptimmune shall reasonably cooperate with Universal Cells in connection with all such regulatory activities for the Collaboration Profit-Share Products.

5.5       Development Updates.  At each meeting of the JDC, each Party will share with the JDC (as applicable) a summary regarding the activities conducted by or on behalf of such Party under each Co-Development Program since the last JDC meeting, sufficient for the JDC to assess each Party’s Progress under the under the applicable plan.  Each Party will also promptly provide notice to the other Party, through the JDC, of any significant Development events under the Co-Development Program that the reporting Party reasonably believes materially impacts the Development activities of the other Party under such Co-Development Program or otherwise under this Agreement or that such Party reasonably believes would be of interest to the other Party.

5.6       Development Costs.  The Parties will equally share Development Costs (as defined in Schedule 11.3) incurred in the Development of Collaboration Profit-Share Products under each Co-Development Program.  Schedule 11.3 specifies the calculation and manner for the sharing of such costs.

ARTICLE 6

CO-COMMERCIALIZATION OF COLLABORATION PROFIT-SHARE PRODUCTS

6.1       Overview.  The Parties, through the JCC, will collaborate to develop the Commercialization strategy for all Collaboration Profit-Share Products and otherwise to Commercialize the Collaboration Profit-Share Products in accordance with the applicable Co-Commercialization Plan, including the applicable Co-Commercialization Budget.  [***] will be responsible for Commercialization of Collaboration Profit-Share Products in the Territory in accordance with the applicable Co-Commercialization Plan, including distribution, sales, reporting to Regulatory Authorities, pricing and health systems-related activities, and all other Commercialization activities, provided, however, [***].  For each Collaboration Profit-Share Product, the Parties agree to negotiate in good faith a Commercialization Agreement.  Adaptimmune may also propose to Universal Cells that Adaptimmune provide such Commercialization support in major EU Countries in which case the JCC shall discuss such proposal in good faith.  Universal Cells shall book all revenues from sales of Collaboration Profit-Share Products, subject to its obligations to share Profits with Adaptimmune as provided in Section 11.3 (Collaboration Profit-Share Products).  The Parties shall share equally all Profits related to the Commercialization of the Collaboration Profit-Share Products, including all costs and expenses of Commercializing such products (to the extent in accordance with the applicable Co-Commercialization Budget).

6.2       Co-Commercialization Plans.  Within [***] after the initiation of the first Pivotal Clinical Trial for a Collaboration Profit-Share Product, the JCC shall prepare and send to the JSC for approval a Co-Commercialization Plan for such Collaboration Profit-Share Product, including a Co-Commercialization Budget.  Each Co-Commercialization Plan shall contain (a) the specific objectives for Commercializing the relevant Collaboration Profit-Share Product, including the anticipated launch dates in each Major Market, (b) the specific Commercialization activities to be performed by each Party in connection therewith, (c) a timeline and plan for production of commercial supplies of the relevant Collaboration Profit-Share Product, including back-up suppliers, inventory control, and commercial scale-up plans, labeling and packaging plans and artwork therefor, and (d) a budget of all costs and expenses to be incurred in the performance of activities under the applicable Co-Commercialization Plan (each a “Co-Commercialization Budget”).  Each Co-Commercialization Plan shall be updated from time to time as agreed by the JCC, but in any event at least once per Calendar Year.

6.3       [***].

6.4       Conduct of Co-Commercialization Programs.  Each Party shall use Commercially Reasonable Efforts to conduct the activities for each Co-Commercialization Program that are assigned to it under the Co-Commercialization Plan for such Co-Commercialization Program in accordance with the timeframes for completion of such activities set forth in such plan.  The Parties acknowledge and agree that neither Party guarantees the success of tasks undertaken under a Co-Commercialization Program.

6.5       Commercialization Updates.  At each meeting of the JCC, each Party will share with the JCC a summary regarding the activities conducted by or on behalf of such Party under each Co-Commercialization Program since the last JCC meeting, sufficient for the JCC to assess each Party’s progress under the Co-Commercialization Program.  Each Party will also promptly provide notice to the other Party, through the JCC, of any significant Commercialization events under any Co-Commercialization Program that the reporting Party reasonably believes materially impacts the Commercialization activities of the other Party under such Co-Commercialization Program or otherwise under this Agreement or that such Party reasonably believes would be of interest to the other Party.

6.6       Co-Commercialization Costs.   The Parties will equally share the costs of Commercializing Collaboration Profit-Share Products.  Schedule 11.3 specifies the calculation and sharing of costs and expenses and Profits in connection with the Commercialization of the Collaboration Profit-Share Products under each Co-Commercialization Program.

ARTICLE 7

DEVELOPMENT AND COMMERCIALIZATION OF UNILATERAL PRODUCTS

7.1       Unilateral Universal Cells Products.

7.1.1    Development Diligence Obligations.  Universal Cells shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of all Unilateral Universal Cells Products in the Field in each Major Market, at its sole cost and expense.

7.1.2    Commercialization Diligence Obligations.  After obtaining Regulatory Approval of a Unilateral Universal Cells Product in the Field in a country, Universal Cells shall use Commercially Reasonable Efforts to Commercialize such Unilateral Universal Cells Product in the Field in such country, at its sole cost and expense.

7.2       Unilateral Adaptimmune Products.

7.2.1    Development Diligence Obligations.  Adaptimmune shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of all Unilateral Adaptimmune Products in the Field in each Major Market, at its sole cost and expense.

7.2.2    Commercialization Diligence Obligations.  After obtaining Regulatory Approval of a Unilateral Adaptimmune Product in the Field in a country, Adaptimmune shall use Commercially Reasonable Efforts to Commercialize such Unilateral Adaptimmune Product in the Field in such country, at its sole cost and expense.

ARTICLE 8

UNIVERSAL CELLS PRE-CLINICAL RESEARCH; UNIVERSAL CELLS PROGRAM

8.1       Permitted Pre-Clinical Research. Notwithstanding any other provision of this Agreement, Universal Cells may conduct non-clinical research activities with respect to T-Cell differentiation at its sole cost and sole discretion for the purposes of Developing Universal Cells Program Products (the “Universal Cells Research Activities”).

8.2       Performance of the Universal Cells Program.   Universal Cells shall have the right, but not the obligation, to Develop, Manufacture, Commercialize, and otherwise exploit up to two Universal Cells Program Products, each Directed To one of the two Universal Cells Program Targets in the Field in the Territory (the “Universal Cells Program”), at its sole cost and at its sole discretion.  For clarity, an Universal Cells Program Product includes all reasonable improved and modified versions or iterations of the product that initially became an Universal Cells Program Product, whether intended to improve the safety, efficacy, or other properties of such Universal Cells Program Product.

ARTICLE 9

LICENSES; OPTIONS; INTELLECTUAL PROPERTY

9.1       Licenses.

9.1.1    Universal Cells Research Activities License.  Adaptimmune hereby grants to Universal Cells a non-exclusive, worldwide, sublicensable (through multiple tiers), royalty-free, fully-paid license under all Adaptimmune-Licensed Universal Cells IP that is necessary or reasonably useful for Universal Cells to conduct the Universal Cells Research Activities; provided further that Universal Cells shall not have the right to grant sublicenses to practice Adaptimmune’s proprietary Cell differentiation technology to any Third Party. For clarity such license does not include any license to Universal under any Adaptimmune Background IP other than the Adaptimmune-Licensed Universal Cells IP.

9.1.2    Grant to Universal Cells Under Adaptimmune-Licensed Universal Cells IP.  Adaptimmune hereby grants to Universal Cells, effective upon the designation of a Universal Cells Program Target, an exclusive, worldwide, sublicensable (through multiple tiers), royalty-bearing, license under all Adaptimmune-Licensed Universal Cells IP that is necessary or reasonably useful for Universal Cells to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit the Universal Cells Program Product Directed To such Universal Cells Program Target in the Field in the Territory for the purpose of conducting activities pursuant to the Universal Cells Program and in accordance with this Agreement.

9.1.3    Grant-Back to Adaptimmune.  Universal Cells hereby grants to Adaptimmune a non-exclusive, sublicensable (through multiple tiers but solely to Third Parties developing, manufacturing, or commercializing products based on Cells with or for Adaptimmune), royalty-free license under the Universal Cells Grant-Back Patent Rights to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture and Commercialize products based on Cells.

9.1.4    Unilateral Universal Cells Product License.  Subject to the terms and conditions of this Agreement, Adaptimmune hereby grants to Universal Cells, effective upon the date a Collaboration Target becomes a Unilateral Universal Cells Target, an exclusive worldwide, sublicensable (through multiple tiers), royalty-bearing, license under all Adaptimmune-Licensed IP to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit the Unilateral Universal Cells Product Directed To such Unilateral Universal Cells Target in the Field in the Territory in accordance with this Agreement.  For clarity, this license does not grant Universal Cells any right to, and Universal Cells shall not, use the Adaptimmune-Licensed IP to modify the Receptor in the applicable Unilateral Universal Cells Product; provided, that Universal Cells shall otherwise have the right to modify, improve, and otherwise alter the Unilateral Universal Cells Product (including the Receptor contained therein) in connection with its exploitation of the Unilateral Universal Cells Product in accordance with this Agreement.

9.1.5    Unilateral Adaptimmune Product License.  Subject to the terms and conditions of this Agreement, Universal Cells hereby grants Adaptimmune, effective upon the date a Collaboration Target becomes a Unilateral Adaptimmune Target, an exclusive worldwide, sublicensable (through multiple tiers), royalty-bearing, license under all Patent Rights within the Universal Cells Licensed IP to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit the Unilateral Adaptimmune Product Directed To such Unilateral Adaptimmune Target in accordance with this Agreement.  For clarity, this license does not grant Adaptimmune any right to, and Adaptimmune shall not, use the Universal Cells Licensed IP to modify the Receptor in the applicable Unilateral Adaptimmune Product; provided, that Adaptimmune shall otherwise have the right to modify, improve, and otherwise alter the Unilateral Adaptimmune Product (including the Receptor contained therein) in connection with its exploitation of the Unilateral Adaptimmune Product in accordance with this Agreement.

9.1.6    Co-Development and Co-Commercialization Licenses for Collaboration Products.

(a)        License to Universal Cells.  Subject to the terms and conditions of this Agreement, Adaptimmune hereby grants to Universal Cells a worldwide, sublicensable (through multiple tiers, and subject to Adaptimmune’s prior written consent as set forth in Section 9.3.1 (Sublicensing Rights)), royalty-bearing, license under the Adaptimmune Licensed IP to make, have made, use, sell, offer for sale, import, export, Develop, Commercialize, and otherwise exploit the Collaboration Products in accordance with the terms and conditions of this Agreement, including the applicable Collaboration Research Plan, Co-Development Plan, Co-Commercialization Plan, and Commercialization Agreement (as applicable).  Such license shall be co-exclusive to Universal Cells, subject to Adaptimmune’s retained rights under such Adaptimmune Background IP and Arising IP to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit the Collaboration Products in accordance with the terms and conditions of this Agreement.

(b)        License to Adaptimmune.  Subject to the terms and conditions of this Agreement, Universal Cells hereby grants to Adaptimmune a worldwide, sublicensable (through multiple tiers, and subject to Universal Cells’ prior written consent as set forth in Section 9.3.1 (Sublicensing Rights)), royalty-bearing, license under the Universal Cells Licensed IP to make, have made, use, sell, offer for sale, import, export, research, Develop, Manufacture, Commercialize, and otherwise exploit the Collaboration Products in accordance with the terms and conditions of this Agreement, including the applicable Collaboration Research Plan, Co-Development Plan, Co-Commercialization Plan, and Commercialization Agreement (as applicable).  Such license shall be co-exclusive to Adaptimmune, subject to Universal Cell’s retained rights under such Universal Cells Background IP and Arising IP to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit the Collaboration Products in accordance with the terms and conditions of this Agreement..

9.2       Options.

9.2.1    Unilateral Adaptimmune Product Elected License.  Any time during the period commencing when a Collaboration Target becomes a Unilateral Adaptimmune Target (and the Collaboration Product Directed To such Target becomes a Unilateral Adaptimmune Product) in accordance this Agreement, and ending upon the date that is [***] thereafter, (the “Adaptimmune Election Period”), Adaptimmune may elect, by providing written notice (a “Unilateral Adaptimmune Product Elected License Notice”) to Universal Cells during such Adaptimmune Election Period specifying the specific Unilateral Adaptimmune Target (the “Elected Unilateral Adaptimmune Target”) and the specific Contributed Technology used, contained, or incorporated into such Elected Unilateral Adaptimmune Product Directed To such Target it wishes to obtain license rights to receive from Universal Cells, an exclusive, worldwide, sublicensable (through multiple tiers), royalty-bearing, license under all (a) Universal Cells Background IP and (b) Arising IP Controlled by Universal Cells, in each case (a) and (b), that relates to such Contributed Technology and is necessary or reasonably useful for Adaptimmune to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit such Elected Unilateral Adaptimmune Product solely for the purpose of conducting such activities with respect to such Unilateral Adaptimmune Product (the “Elected Unilateral Adaptimmune Product License”).  Subject to the terms and conditions of this Agreement, upon receipt of a Unilateral Adaptimmune Product Elected License Notice, Universal Cells shall confirm whether an exclusive Elected Unilateral Adaptimmune Product License is then available, and if not, provide a description of any applicable Universal Cells Impediment. If a Universal Cells Impediment is identified, and the Parties agree on certain adjustments necessary to enable a variation of the Elected Unilateral Adaptimmune Product License to be granted, the Parties shall enter into an agreement specifying any adjustments to the Elected Unilateral Adaptimmune Product License necessary to address such Universal Cells Impediment. If the Parties enter into such an agreement, or if no Universal Cells Impediment exists, then Universal Cells shall grant to Adaptimmune, and hereby does, grant to Adaptimmune the Elected Unilateral Adaptimmune Product License subject to any such mutually agreed modifications.

9.2.2    Universal Cells Program Product Elected License.  If a Universal Cells Program Product uses (or is engineered using) Adaptimmune’s proprietary T-Cell differentiation process, then at any time during the period commencing when a Collaboration Target becomes a Universal Cells Program Target (and the Collaboration Product Directed To such Target becomes a Universal Cells Program Product) in accordance with this Agreement and ending upon the date that is [***] thereafter (the “Universal Cells Election Period”), Universal Cells may, by providing written notice (a “Universal Cells Program Product Elected License Notice”) to Adaptimmune during such Universal Cells Election Period specifying the specific Universal Cells Program Target concerned (the “Elected Universal Cells Program Target”), elect to receive from Adaptimmune an exclusive, worldwide, sublicensable (through multiple tiers), royalty-bearing, license under all (a) Adaptimmune Background IP and (b) Arising IP Controlled by Adaptimmune that, in each case ((a) and (b)), is (i) specific to the Adaptimmune’s proprietary T-Cells differentiation process and (ii) necessary or reasonably useful for Universal Cells to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize, and otherwise exploit such Universal Cells Program Product solely for the purpose of conducting such activities with respect to such Universal Cell Program Product in accordance with the terms and conditions of this Agreement (the “Elected Universal Cells Program Product License”).  Upon receipt of a Universal Cells Program Product Elected License Notice, Adaptimmune shall confirm whether an exclusive Elected Universal Cells Program Product License is then available, and if not, provide a description of any basis for it not being then available (e.g., certain rights have been licensed out in a manner precluding the grant of the exclusive Elected Universal Cells Program Product License) (an “Adaptimmune Impediment”). If an Adaptimmune Impediment is identified, and the Parties agree on certain adjustments necessary to enable a variation of the Elected Universal Cells Program Product License to be granted at such time, the Parties shall enter into an agreement specifying any adjustments to the Elected Universal Cells Program Product License necessary to address such Adaptimmune Impediment.  If the Parties enter into such an agreement, or if no Adaptimmune Impediment then exists, then Adaptimmune shall grant to Universal Cells, and hereby grants to Universal Cells, the Elected Universal Cells Program Product License subject to any such mutually agreed modifications.  For clarity, the license pursuant to this Section 9.2.2 does not include any rights under any other Adaptimmune Background IP or Arising IP other than that which is specific to Adaptimmune’s proprietary T-Cell differentiation process, and, without limitation, does not include Patent Rights covering or Know-How relating to engineering of TCRs.

9.3       Sublicense Rights.

9.3.1    Sublicensing Rights.  Wherever in this Agreement either Party is granted the right to grant sublicenses, such Party may exercise such right without obtaining the prior approval of the other Party unless otherwise expressly set forth herein, provided that such sublicense is granted pursuant to a written agreement that subjects such sublicensee to all relevant terms, conditions, restrictions, and limitations of this Agreement.  [***].  Each Party may sublicense its rights under Section 9.1.6 (Co-Development and Co-Commercialization Licenses for Collaboration Products) only with the prior written consent of the other Party, not to be unreasonably withheld, delayed or conditioned (provided, that a Party may grant a limited sublicense to any contract research organizations, contract manufacturing organizations, clinical research organizations, or other subcontractors engaged by such Party to perform such Party’s obligations with respect to the Collaboration Products without such prior written consent and in accordance with Section 17.15 (Subcontracting; Performance by Affiliates).

9.3.2    [***].

9.4       Retained Rights.

9.4.1    Universal Cells Retained Rights.  With respect to this Agreement, any rights of Universal Cells not expressly granted to Adaptimmune under the provisions of this Agreement or the Existing Agreement shall be retained by Universal Cells.

9.4.2    Adaptimmune Retained Rights.  With respect to this Agreement, any rights of Adaptimmune not expressly granted to Universal Cells under the provisions of this Agreement or the Existing Agreement shall be retained by Adaptimmune.

9.5       Section 365(n) Of The Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any licensed intellectual property not already in such Party’s possession and necessary for such Party to enjoy the rights granted to it under such license, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

9.6       No Implied Licenses or Rights.  Except as expressly provided in this Agreement, neither Party shall have any license or other interest in any intellectual property rights Controlled by the other Party.

9.7       Ownership of Arising Inventions and Intellectual Property Rights.

9.7.1    Collaboration Inventions.

(a)        Adaptimmune Technology Inventions.  As between the Parties, Adaptimmune shall solely own all Adaptimmune Technology Inventions and all Patent Rights covering such inventions. Universal Cells hereby assigns, and will assign, to Adaptimmune all of its rights, title, and interest in, to, and under the Adaptimmune Technology Inventions, and all Patent Rights covering such inventions.

(b)        Universal Cells Technology Inventions.   As between the Parties, Universal Cells shall solely own all Universal Cells Technology Inventions and all Patent Rights covering such inventions. Adaptimmune hereby assigns, and will assign, to Universal Cells all of its rights, title, and interest in, to, and under the Universal Cells Technology Inventions, and all Patent Rights covering such inventions .

(c)        PSC Inventions.  As between the Parties, Universal Cells shall solely own all PSC Inventions and all Patent Rights covering such inventions. Adaptimmune hereby assigns to Universal Cells all of its rights, title, and interest in, to, and under the PSC Inventions and all Patent Rights covering such inventions.

(d)        Collaboration Joint Inventions.   As between the Parties, the Parties shall jointly own all Collaboration Joint Inventions and all Patent Rights covering such inventions. Each Party hereby assigns, and will assign, to the other Party an undivided, equal joint interest in, to, and under the Collaboration Joint Inventions, and all Patent Rights covering such inventions. Subject to the rights and licenses granted herein and pursuant to the Existing Agreement, each Party shall have the right, without any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign, or otherwise exploit the Collaboration Joint Inventions and Patent Rights covering such inventions, and each Party hereby waives any right it may have under the Applicable Laws of any jurisdiction to require such approval, consent, or accounting. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.7 (Ownership of Arising Inventions and Intellectual Property Rights) in a particular country within the Territory.

9.7.2    Universal Cells Program Inventions.  As between the Parties, Universal Cells shall solely own all Universal Cells Program Inventions and all Patent Rights covering such inventions.

9.8       Patent Prosecution and Maintenance.

9.8.1    Adaptimmune Background IP.  As between the Parties, Adaptimmune shall have the sole right, and shall use Commercially Reasonable Efforts, to control the filing, prosecution, and maintenance of all Patent Rights within the Adaptimmune Background IP (“Adaptimmune Background Patents”) including such Patents Rights within the Adaptimmune Background IP solely related to the Adaptimmune Technology, at its sole cost and using counsel of its choice, including the conduct of re-examinations, reviews, reissues, and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights.

9.8.2    Universal Cells Background IP.  As between the Parties, Universal Cells shall have the sole right, and shall use Commercially Reasonable Efforts, to control the filing, prosecution, and maintenance of all Patent Rights within the Universal Cells Background IP, at its sole cost and using counsel of its choice (“Universal Cells Background Patents”), including the conduct of re-examinations, reviews, reissues and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights, subject to the rights granted by Universal Cells to Adaptimmune under the Background Agreement with respect to the filing, prosecution, and maintenance thereof.

9.8.3    Arising Core Adaptimmune Patents.  As between the Parties, Adaptimmune shall have the sole right, and shall use Commercially Reasonable Efforts, to control the filing, prosecution, and maintenance of all Patent Rights claiming the Adaptimmune Technology Inventions (“Arising Core Adaptimmune Patents”), including the conduct of re-examinations, reviews, reissues, and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights, at Adaptimmune’s sole cost and using counsel of its choice.

9.8.4    Arising Core Universal Cells Patents.  As between the Parties, Universal Cells shall have the sole right, and shall use Commercially Reasonable Efforts, to control the filing, prosecution, and maintenance of all Patent Rights claiming Universal Cells Technology Inventions or PSC Inventions (“Arising Core Universal Cells Patents”), including the conduct of re-examinations, reviews, reissues and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights, at Universal Cells’ sole cost and using counsel of its choice.

9.8.5    Collaboration Joint IP.  This Section 9.8.5 (Collaboration Joint IP)shall apply with respect to the filing, prosecution, and maintenance of the Patent Rights claiming the Collaboration Joint Inventions (“Collaboration Joint Patent Rights”), including the conduct of re-examinations, reviews, reissues and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights. Subject to Section 9.8.6 (Modification for Unilateral Adaptimmune Products) and Section 9.8.7 (Modification for Unilateral Universal Cells Products), as between the Parties, [***] shall have the first right, but not the obligation, to control the filing, prosecution, and maintenance of the Collaboration Joint Patent Rights, using outside counsel of its choice.

(a)        [***].

(b)        [***].

(c)        All costs and expenses incurred by Party in connection with the filing, prosecution, and maintenance of the Collaboration Joint Patent Rights shall be shared equally by the Parties.

9.8.6    Modification for Unilateral Adaptimmune Products.  Notwithstanding Section 9.8.5 (Collaboration Joint IP), upon a Collaboration Target becoming a Unilateral Adaptimmune Target, Adaptimmune shall have the sole right, and shall use Commercially Reasonable Efforts, to file, prosecute, and maintain those Collaboration Joint Patent Rights that contain claims solely and specifically directed to Unilateral Adaptimmune Products or are solely and specifically directed to a Unilateral Adaptimmune Target (“Unilateral

Adaptimmune Product-Specific Patents”), including the conduct of re-examinations, reviews, reissues, and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights, at Adaptimmune’s sole cost and using counsel of its choice. To the extent Universal Cells was previously controlling the prosecution of any Unilateral Adaptimmune Product-Specific Patents at the time immediately prior to such Collaboration Target becoming a Unilateral Adaptimmune Target pursuant to Section 9.8.5 (Collaboration Joint IP), Universal Cells shall transfer all files and documents in Universal Cells’ possession and Control necessary for the prosecution and maintenance of such Unilateral Adaptimmune Product-Specific Patents in such country to Adaptimmune. Upon a Collaboration Target becoming a Unilateral Adaptimmune Target, the Parties shall discuss and agree upon which Party will have the prosecution and maintenance of Collaboration Joint Patent Rights that are not Unilateral Adaptimmune Product-Specific Patents.

9.8.7    Modification for Unilateral Universal Cells Products.  Notwithstanding Section 9.8.5 (Collaboration Joint IP), upon a Collaboration Target becoming a Unilateral Universal Cells Target, Universal Cells shall have the sole right, and shall use Commercially Reasonable Efforts, to file, prosecute, and maintain those Collaboration Joint Patent Rights that contain claims solely and specifically directed to Unilateral Universal Cells Products or are solely and specifically directed to a Unilateral Universal Cells Target (“Unilateral Universal Cells Product-Specific Patents”), including the conduct of re-examinations, reviews, reissues, and the like with respect to such Patent Rights, and the conduct of interferences, the defense of oppositions, oppositions, post-grant reviews, inter partes reviews, and other similar proceedings with respect to such Patent Rights, at Universal Cell’s sole cost and using counsel of its choice. To the extent Adaptimmune was previously controlling the prosecution of any Unilateral Universal Cells Product-Specific Patents at the time immediately prior to such Collaboration Target becoming a Unilateral Universal Cells Target pursuant to Section 9.8.5 (Collaboration Joint IP), Adaptimmune shall transfer all files and documents in Adaptimmune’s possession and Control necessary for the prosecution and maintenance of such Unilateral Universal Cells Product-Specific Patents in such country to Universal Cells. Upon a Collaboration Target becoming a Unilateral Universal Cells Target, the Parties shall discuss and agree upon which Party will have the prosecution and maintenance of Collaboration Joint Patent Rights that are not Unilateral Adaptimmune Product-Specific Patents.

9.8.8    Coordination of Prosecution. The Parties shall cooperate to coordinate same-day patent application filings for Arising IP, as requested by the other party, for any provisional or non-provisional patent applications (but for clarity not any continuations, continuations-in-part or divisionals) as for patent application filings within the Universal Cells Background IP or Adaptimmune Background IP that are directed to subject matter inventions that were used to identify, produce or develop a Product during the performance of activities under this Agreement to avoid jeopardizing patentability of any such Patent Right.

9.9       Patent Enforcement.

9.9.1    Universal Cells Background IP. As between the Parties, Universal Cells shall have the sole right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Patent Rights within the Universal Cells Background IP (subject to the Existing Agreement), against infringement by a Third Party product that is competitive with any Collaboration Product, Unilateral Product, or Universal Cells Program Product, at its sole cost and expense (except that costs of enforcing such Patent Rights against Third Party products competitive with Collaboration Products shall be shared equally by the Parties) and using counsel of its choice. [***].

(a)        [***].

9.9.2    Adaptimmune Background IP

(a)        Composition of Matter Patents. As between the Parties, with respect to Patent Rights within the Adaptimmune Background IP that solely claim the composition of matter of a given Unilateral Universal Cells Product, Collaboration Product, Universal Cells Program Product, or Unilateral Adaptimmune Product (as applicable), and provided that the Arising IP does not then-currently contain any Patent Right claiming the composition of matter of such Unilateral Universal Cells Product, Collaboration Product, Universal Cells Program Product, or Unilateral Adaptimmune Product (as applicable):

(i)         [***] shall have the sole right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Unilateral Universal Cells Program Product, at its sole cost and expense and using counsel of its choice. [***].

(ii)       [***] shall have the sole right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product, at its sole cost and expense and using counsel of its choice. [***].

(iii)      [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Collaboration Product, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. If [***] does not elect to bring such legal action to abate such infringement described in this subsection within ninety (90) days (or such longer time periods as the Parties may agree) after receiving notice of such infringement from [***], or if applicable, no later than [***] days prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. [***].

(iv)       Neither Party shall have the right to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Universal Cells Program Product.

(b)        Other Patents. As between the Parties, with respect to Patent Rights within the Adaptimmune Background IP that do not claim the composition of matter of a given Unilateral Universal Cells Product, Collaboration Product, Universal Cells Program Product, or Unilateral Adaptimmune Product (as applicable):

(i)         Adaptimmune shall have the sole right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product, at its sole cost and expense and using counsel of its choice. [***].

(ii)       [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Collaboration Product, using counsel that is mutually agreed to by [***]. If [***] does not elect to bring such legal action to abate such infringement described in this subsection within [***] (or such longer time periods as the Parties may agree) after receiving notice of such infringement from [***] or if applicable, no later than [***] prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. [***].

(iii)      [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Unilateral Universal Cells Product, at its sole cost and expense and using counsel of its choice. [***]. If [***] does not elect to bring such legal action to abate such infringement described in this subsection within [***] after receiving notice of such infringement from [***], or if applicable, no later than [***] days prior to the applicable expiration date for the initiation of such action under Applicable Law (unless otherwise agreed by the Parties in writing), then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, at its sole cost and expense and using counsel of its choice. [***].

(iv)       Neither Party shall have the right to initiate, prosecute and control any legal action or proceeding enforcing such Patent Rights against infringement by a Third Party product that is competitive with any Universal Cells Program Product.

9.9.3    Arising Core Universal Cells Patents.

(a)        As between the Parties, Universal Cells shall have the sole right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Arising Core Universal Cells Patents, against infringement by a Third Party product that is competitive with any Universal Cells Program Product, Unilateral Universal Cells Product or Collaboration Product, at its sole cost and expense (except that costs of enforcing such Patent Rights against Third Party products competitive with Collaboration Products shall be shared equally by the Parties) and using counsel of its choice. [***].

(b)        [***] shall have the sole right, in consultation with [***], to initiate, prosecute and control any legal action or proceeding enforcing such the Arising Core Universal Cells Patents against infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product, at its sole cost and expense and using counsel of its choice.

(i)         [***].

9.9.4    Arising Core Adaptimmune Patents. As between the Parties:

(a)        [***] shall have the sole right, in consultation with [***], but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Arising Core Adaptimmune Patents against infringement by a Third Party product that is competitive with any Universal Cells Program Product, at its sole cost and expense and using counsel of its choice. [***].

(b)        [***] shall have the sole right, in consultation with [***], but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Arising Core Adaptimmune Patents against infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product, at its sole cost and expense and using counsel of its choice. [***].

(c)        [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Arising Core Adaptimmune Patents against infringement by a Third Party product that is competitive with any Collaboration Product, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. If [***] does not elect to bring such legal action to abate such infringement described in this subsection [***] after receiving notice of such infringement from [***], or if applicable, no later than [***] (or such longer time periods as the Parties may agree) prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. [***].

(d)        [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing such Arising Core Adaptimmune Patents against infringement by a Third Party product that is competitive with any Unilateral Universal Cells Product, at its sole cost and expense and using counsel of its choice. [***]. If Universal Cells does not elect to bring such legal action to abate such infringement described in this subsection [***] days after receiving notice of such infringement from [***], or if applicable, no later than [***] (or such longer time periods as the Parties may agree) prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, at its sole cost and expense and using counsel of its choice. [***].

9.9.5    Collaboration Joint Patent Rights.  As between the Parties:

(a)        [***] shall have the sole right, in consultation with [***], but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Collaboration Joint Patent Rights against infringement by a Third Party product that is competitive with any Universal Cells Program Product, at its sole cost and expense and using counsel of its choice. [***].

(b)        [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Collaboration Joint Patent Rights against infringement by a Third Party product that is competitive with any Unilateral Universal

Cells Product, at its sole cost and expense and using counsel of its choice. [***]. If [***] does not elect to bring such legal action to abate such infringement described in this subsection within [***] after receiving notice of such infringement from [***], or if applicable, no later than thirty (30) days prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, at its sole cost and expense and using counsel of its choice. [***].

(c)        [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing the Collaboration Joint Patent Rights against infringement by a Third Party product that is competitive with any Collaboration Product, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. If [***] does not elect to bring such legal action to abate such infringement described in this subsection within [***] (or such longer time periods as the Parties may agree) after receiving notice of such infringement from Adaptimmune, or if applicable, no later than [***] prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, using counsel that is mutually agreed to by Universal Cells and Adaptimmune. [***].

(d)        With respect to infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product:

(i)         [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Collaboration Joint Patent Rights that solely claim the Unilateral Adaptimmune Product (“Unilateral Adaptimmune Product-Specific Collaboration Joint Patent Rights”) against infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product, at its sole cost and expense and using counsel of its choice. [***]. If [***] does not elect to bring such legal action to abate such infringement described in this subsection within [***] days after receiving notice of such infringement from Universal Cells or if applicable, no later than [***] days prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, at its sole cost and expense and using counsel of its choice.  [***].

(ii)       [***] shall have the first right, but not the obligation, to initiate, prosecute and control any legal action or proceeding enforcing Collaboration Joint Patent Rights that are not Unilateral Adaptimmune Product-Specific Collaboration Joint Patent Rights against infringement by a Third Party product that is competitive with any Unilateral Adaptimmune Product, at its sole cost and expense and using counsel of its choice. [***].  If [***] does not elect to bring such legal action to abate such infringement described in this subsection within [***] (or such longer time periods as the Parties may agree) after receiving notice of such infringement from Adaptimmune or if applicable, no later [***] prior to the applicable expiration date for the initiation of such action under Applicable Law, then [***] shall have the right but not the obligation, to initiate, prosecute, and control any such action or proceeding, at its sole cost and expense and using counsel of its choice. [***].

9.9.6    Universal Cells Program IP.  Universal Cells shall have the sole right, but not the obligation, to enforce the Patent Rights within the Universal Cells Program IP against Third Party infringement.

9.9.7    Cooperation; Settlement.  The Party bringing the enforcement action under this Section 9.9 (Patent Enforcement) shall be deemed the “Enforcing Party”. At the request and expense of the Enforcing Party bringing an enforcement action under Section 9.9 (Patent Enforcement), the other Party shall provide reasonable assistance in connection therewith, including by executing appropriate documents, cooperating in discovery and joining as a party to the action if required to maintain standing. In connection with any such proceeding, the Enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement granting any sublicense under any Patent Rights Controlled by the other Party outside of the rights such Party would otherwise have under Section 9.3 (Sublicense Rights) or admitting the invalidity or unenforceability of, or otherwise impairing the other Party’s rights with respect to, the Patent Rights subject to such enforcement action without the prior written consent of the other Party.

9.9.8    Invalidity Actions.  If in any patent enforcement action commenced pursuant to Section 9.9 (Patent Enforcement) the Third Party defendant asserts that an asserted Patent Right is invalid or unenforceable, then, if the Enforcing Party does not own such Patent Right, then the other Party may join such action as a Party and may control the defense of such assertion in coordination and collaboration with the Enforcing Party.

9.10     Defense and Settlement of Third Party Claims.

9.10.1  Collaboration Profit-Share Product.  If any Collaboration Product, Unilateral Product, or Universal Cells Program Product being Developed or Commercialized by a Party or its Affiliates or sublicensees pursuant to this Agreement becomes the subject of a Third Party’s claim or assertion of infringement of Patent Rights owned or controlled by such Third Party, then the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 9.10.1 (Collaboration Profit-Share Products) that admits to the invalidity or unenforceability of any Patent Right Controlled by the other Party (or otherwise affects the scope, validity or enforceability of such Patent Right), incurs any financial liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s written consent. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense. Additionally, if the Defending Party is not the Party that Controls the Patent Right in question, then the other Party shall have the right to join any such action using counsel of its choice, at such Party’s sole expense (provided that if such action involves Collaboration Products, then if such action arises during the time period in which such Collaboration Product is a Collaboration Profit-Share Product, such costs will be included in the Program Costs and the calculation of Profit pursuant to Schedule 11.3).

ARTICLE 10

EXCLUSIVITY; PLATFORM

10.1     Exclusivity Covenants.

10.1.1  Collaboration Targets.  On a per-Target basis, during the time period starting the date on which a Target is designated as Collaboration Target (and for clarity continuing while a Target is a Collaboration Profit-Share Target) pursuant to this Agreement and ending when such Target becomes a Lapsed Target or a Unilateral Target, or this Agreement otherwise terminates or expires with respect to such Target, neither Party nor its Affiliates shall, alone or in collaboration with or through a Third Party, other than in the scope of this Agreement, engage in the Development, Manufacture, Commercialization, or other exploitation of any Products Directed To such Collaboration Target in the Field and in the Territory, or grant any rights to any Third Party to do the same ([***]).

(a)        [***].

10.1.2  Universal Cells Program Targets.  On a per-Target basis, during the time period starting when Target is designated as a Universal Cells Program Target pursuant to this Agreement and ending when this Agreement terminates or expires with respect to such Target, neither Adaptimmune nor its Affiliates shall, alone or in collaboration with or through a Third Party,  engage in the Development, Manufacture, Commercialization, or other exploitation of any product containing a Cell engineered to express a Receptor that is in the same Receptor Class as the Receptor of the Universal Cells Program Product Directed To such Universal Cells Program Target as notified by Universal Cells to Adaptimmune upon designation of such Universal Cells Program Target in the Field and in the Territory, or grant any rights to any Third Party to do the same.

(a)        [***].

10.1.3  Unilateral Adaptimmune Targets.  On a per-Target basis, during the time period starting when Target becomes a Unilateral Adaptimmune Target pursuant to this Agreement and for so long as Adaptimmune continues to Develop or Commercialize the Unilateral Adaptimmune Product Directed To such Target pursuant to this Agreement or until this Agreement expires with respect to such Target, neither Universal Cells nor its Affiliates shall, alone or in collaboration with or through a Third Party, other than solely to fulfill its obligations under this Agreement in connection with the transition of a Collaboration Target to a Unilateral Adaptimmune Target, engage in the Development, Manufacture, Commercialization, or other exploitation of any Products Directed To such Unilateral Adaptimmune Target in the Field in the Territory, or grant any rights to any Third Party to do the same (subject to Universal Cells’ right to conduct the Universal Cells Research Activities).

(a)        [***].

10.1.4  Unilateral Universal Cells Targets.  On a per-Target basis, during the time period starting when Target becomes a Unilateral Universal Cells Target pursuant to this Agreement and for so long as Universal Cells continues to Develop or Commercialize the

Unilateral Universal Cells Product Directed To such Target pursuant to this Agreement or until this Agreement expires with respect to such Target, neither Adaptimmune nor its Affiliates shall, alone or in collaboration with or through a Third Party, other than solely to fulfill its obligations under this Agreement in connection with the transition of a Collaboration Target to a Unilateral Universal Cells Target, engage in the Development, Manufacture, Commercialization, or other exploitation of any Products Directed To such Unilateral Universal Cells Target in the Field in the Territory, or grant any rights to any Third Party to do the same.

(a)        [***].

10.2     Platform Reporting; Clinical Trial Data.

10.2.1  From and after the date upon which the first Phase 1 Clinical Trial commences for a Product, on a semiannual basis, each Party shall provide to the other Party through the JSC a written summary of any results, data or information obtained with respect to Collaboration Products, Unilateral Products or Universal Cells Program Products that reasonably indicates that there may be potential adverse effects on patients attributable to common elements of Products (e.g., components of a Receptor, the PSC relevant to the Product), so that the other Party remains reasonably informed with respect thereto.  Such reports shall be subject to Third Party confidentiality obligations but shall include information relating to the relevant common element, the nature of the potential adverse effect, and any assessment of mitigation approaches therefor.

10.2.2  Clinical trial data (a) generated by Adaptimmune for the Collaboration Products or Unilateral Adaptimmune Products that relates specifically to the Universal Cells Technology or any Contributed Technology and (b) generated by Universal Cells for the Collaboration Products or Unilateral Universal Cells Products that relates specifically to the Adaptimmune Technology shall be co-owned by the Parties.

10.3     Acquisitions by Third Parties.  Neither Party will be in breach of the restrictions applicable to such Party set forth in Section 10.1 (Exclusivity Covenants) if such Party undergoes a Change of Control with a Third Party (together with such Third Party and its Affiliates following the closing of the applicable Change of Control transaction, the “Acquired Party”) that is (either directly or through an Affiliate, or in collaboration with the Third Party) performing activities with respect to one or more products that would otherwise cause the Party undergoing the Change of Control to be in violation of the terms of Section 10.1 (Exclusivity Covenants) (“Competitive Activities”) applicable to such Party upon the closing of such Change of Control transaction, and such Acquired Party may continue to perform such Competitive Activities with respect to such products after such Change of Control transaction; as long as [***].

ARTICLE 11

FINANCIAL PROVISIONS

11.1     Upfront Payment.  As partial consideration for the rights granted by Adaptimmune to Universal Cells pursuant to the terms of this Agreement and for Adaptimmune undertaking its obligations and responsibilities under this Agreement, Universal Cells shall pay to Adaptimmune a non-refundable, non-creditable payment equal to fifty million dollars ($50,000,000) within five (5) business days after the Effective Date.

11.2     Milestone Payments.

11.2.1  Development and Regulatory Milestones Payable to Adaptimmune.  Universal Cells shall pay to Adaptimmune the following one-time milestone payments upon the first achievement of the following development and regulatory milestone events by Universal Cells, its Affiliates, or its sublicensees for each relevant Product that is Directed To a Collaboration Profit-Share Target, Elected Universal Cells Program Target, or Unilateral Universal Cells Target, as applicable, as set forth in the table below.

Milestone amount payable per Product Directed To Target
Milestone event	Collaboration Profit-Share Product	Elected Universal Cells Program Product	Unilateral Universal Cells Product
[***]	[***]	NA	NA
[***]	NA	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
Total Milestones Payable per distinct Target within such Target type	[***]	[***]	[***]

11.2.2  Development and Regulatory Milestones Payable to Universal Cells.  Adaptimmune shall pay to Universal Cells the following one-time milestone payments upon the first achievement of the following development and regulatory milestone events by Adaptimmune, its Affiliates, or its sublicensees for each Product that is Directed To an Elected Unilateral Adaptimmune Product as set forth in the table below where  (a) the Elected Unilateral Adaptimmune Product incorporates or is derived from Contributed Technology in accordance with Section 3.5 (Contributed Technology), (b) the sequence of such Receptor is covered by a Valid Claim of a Patent Right Controlled by Universal Cells or its Affiliates, and (c) Universal Cells has granted Adaptimmune an Elected Unilateral Adaptimmune Product License in accordance with Section 9.2.1 (Unilateral Adaptimmune Product Elected License) pursuant to which such Patent Rights are licensed to Adaptimmune. For all other Elected Unilateral Adaptimmune Products (e.g. one containing such a Receptor that is not covered by any Patent Right Controlled by Universal Cells or its Affiliates), no milestones under this Section 11.2.2 shall be payable.

Milestone Event	Milestone Amount per Product Directed To an Elected Unilateral Adaptimmune Target
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Milestones Payable per distinct Elected Unilateral Adaptimmune Target	[***]

11.2.3  Sales Milestones Payable to Adaptimmune.  Universal Cells shall pay to Adaptimmune the following one-time milestone payments upon the first achievement of the following sales milestone events set forth in the table below when the aggregated annual Net Sales (measured on a Calendar Year basis) of all (a) Unilateral Universal Cells Products and (b) Elected Universal Cells Program Products (cumulatively) sold in the Territory in a given Calendar Year by Universal Cells, its Affiliates, or its sublicensees first reach the corresponding threshold values indicated in the table below.

Annual Net Sales of all (a) Unilateral Universal Cells Products and (b) Elected Universal Cells Program Products	Sales Milestone Payment Amount
[***]	[***]
[***]	[***]
[***]	[***]
Total sales milestones payable	[***]

11.2.4  Sales Milestones Payable to Universal Cells.  Adaptimmune shall pay to Universal Cells the following one-time milestone payments upon the first achievement of the following sales milestone events set forth in the table below when the aggregated annual Net Sales (measured on a Calendar Year basis) of all Elected Unilateral Adaptimmune Products (cumulatively) sold in the Territory in a given Calendar Year by Adaptimmune, its Affiliates, or its sublicensees first reach the corresponding threshold values indicated in the table below where (a) the Elected Unilateral Adaptimmune Product incorporates or is derived from Contributed Technology in accordance with Section 3.5 (Contributed Technology), (b) the sequence of such Receptor is covered by a Valid Claim of a Patent Right Controlled by Universal Cells or its Affiliates, and (c) Universal Cells has granted Adaptimmune an Elected Unilateral Adaptimmune Product License in accordance with Section 9.2.1 (Unilateral Adaptimmune Product Elected License) pursuant to which such Patent Rights are licensed to Adaptimmune. For all other Elected Unilateral Adaptimmune Products (e.g. one containing such a Receptor that is not covered by any Patent Right Controlled by Universal Cells or its Affiliates), no milestones under this Section 11.2.4 shall be payable.

Annual (Calendar Year) Net Sales of all Elected Unilateral Adaptimmune Products	Sales Milestone Payment Amount
[***]	[***]
[***]	[***]
[***]	[***]
Total sales milestones payable	[***]

11.2.5  Notices; Further Clarification.  A Party shall promptly notify and invoice the other Party of the occurrence of each development and regulatory milestone or sales milestones for the applicable Product as set forth in Section 11.2.1 (Development and Regulatory Milestones Payable to Adaptimmune), Section 11.2.2 (Development and Regulatory Milestones Payable to Universal Cells), Section 11.2.3 (Sales Milestones Payable to Adaptimmune), and Section 11.2.4 (Sales Milestones Payable to Universal Cells), and the Party obligated to pay such milestone payment shall pay the Party to whom such milestone payment is due within twenty (20) days of provision of such notice and invoice. Such milestone payments shall be non-refundable and shall not be credited against royalties payable to Adaptimmune under this Agreement. If a given Product for which a milestone as set forth in Section 11.2 (Milestone Payments) applies is developed for additional indications, and a given milestone payment has previously been made for such Product, no additional milestones shall be paid with respect to the achievement of such milestone for such additional indications for the same Product.

11.3     Collaboration Profit-Share Products.  Universal Cells and Adaptimmune will equally share Development Costs, Program Costs and Profits (each as defined in Schedule 11.3)  arising from the Development, Manufacture and Commercialization of Collaboration Profit-Share Products worldwide. Schedule 11.3 specifies the calculation of such costs and Profits and provides for the manner in which Universal Cells will pay Adaptimmune its share of Profits, and the manner in which the Parties will reconcile and pay their equal allocations of Development Costs and other Program Costs.

11.4     Royalties.

11.4.1  Unilateral Universal Cells Products.  Universal Cells shall make quarterly non-refundable royalty payments to Adaptimmune on the total Net Sales of all Unilateral Universal Cells Products sold in the Territory by Universal Cells, its Affiliates, and its sublicensees, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of all Unilateral Universal Cells Products (cumulatively) sold in the Territory by Universal Cells, its Affiliates, and its sublicensees in the applicable Calendar Quarter. Universal Cells’ obligation to pay royalties under this Section 11.4.1 (Unilateral Universal Cells Products) shall expire upon expiration of the Unilateral Universal Cells Product Royalty Term on a per-Unilateral Universal Cells Product and per-country basis.

For that portion of annual (Calendar Year) Net Sale of all Unilateral Universal Cells Product in the Territory by Universal Cells and its Affiliates and sublicensees	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

11.4.2  Elected Universal Cells Program Products.  Universal Cells shall make quarterly non-refundable royalty payments to Adaptimmune on the Net Sales of all Elected Universal Cells Program Products sold in the Territory by Universal Cells, its Affiliates, and its sublicensees, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of all Elected Universal Cells Program Products (cumulatively) sold in the Territory by Universal Cells, its Affiliates, and its sublicensees in the applicable Calendar Quarter. Universal Cells’ obligation to pay royalties under this Section 11.4.2 shall expire upon expiration of the Elected Universal Cells Program Product Royalty Term on a per-Elected Universal Cells Program Product and per-country basis.

For that portion of annual (Calendar Year) Net Sale of all Elected Universal Cells Program Product in the Territory by Universal Cells and its Affiliates and sublicensees	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

11.4.3  Certain Elected Unilateral Adaptimmune Products.  Adaptimmune shall make quarterly non-refundable royalty payments to Universal Cells on the Net Sales of all Elected Unilateral Adaptimmune Products sold in the Territory by Adaptimmune, its Affiliates, and its sublicensees, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of all Elected Unilateral Adaptimmune Product (cumulatively) sold in the Territory by Adaptimmune, its Affiliates, and its sublicensees in the applicable Calendar Quarter but only for Elected Unilateral Adaptimmune Products where (a) the Elected Unilateral Adaptimmune Product incorporates or is derived from Contributed Technology in accordance with Section 3.5 (Contributed Technology) and (c) Universal Cells has granted Adaptimmune an Elected Unilateral Adaptimmune Product License in accordance with Section 9.2.1 (Unilateral Adaptimmune Product Elected License). For all other Elected Unilateral Adaptimmune Products (e.g. one containing such a Receptor that is not covered by a Valid Claim of any Patent Right Controlled by Universal Cells or its Affiliates), no royalties under this Section 11.4.3 (Certain Elected Unilateral Adaptimmune Products) shall be payable, and instead the royalties set forth in Section 11.4.5 (Other Unilateral Adaptimmune Products) will apply. Adaptimmune’s obligation to pay royalties under this Section 11.4.3 shall expire upon expiration of the Elected Unilateral Adaptimmune Product Royalty Term on a per Elected Unilateral Adaptimmune Product and per-country basis.

For that portion of annual Net Sale of all Elected Unilateral Adaptimmune Product in the Territory by Adaptimmune and its Affiliates and sublicensees	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

11.4.4  Other Universal Cells Program Product.  Universal Cells shall make a quarterly non-refundable royalty payments to Adaptimmune equal to [***] of the Net Sales of Other Universal Cells Program Products sold in the Territory by Universal Cells, its Affiliates, and its sublicensees in such Calendar Quarter.

11.4.5  Other Unilateral Adaptimmune Products.  Adaptimmune shall make a quarterly non-refundable royalty payments to Universal Cells equal to [***] of the Net Sales of all Unilateral Adaptimmune Products (cumulatively) sold in the Territory by Adaptimmune, its Affiliates, and its sublicensees in such Calendar Quarter other than Elected Unilateral Adaptimmune Products for which a royalty is payable pursuant to Section 11.4.3 (Certain Elected Unilateral Adaptimmune Products).

11.4.6  Royalty Reductions and Floor.

(a)        No Valid Claims.  Subject to Section 11.4.6(c) (Royalty Reductions Floor), on a Product-by-Product and country-by-country basis, the royalties payable pursuant to Section 11.4.1 (Unilateral Universal Cells Products) and Section 11.4.2 (Elected Universal Cells Program Products) by a Party with respect to the Net Sales of a Product in a country will be reduced by [***] during each Calendar Quarter in which there exists no Valid Claim within the Patent Rights exclusively licensed to such Party under this Agreement that covers such Product or the making, using, or selling thereof in such country. In addition, subject to Section 11.4.6(c) (Royalty Reductions Floor), on a Product-by-Product and country-by-country basis, the royalties payable pursuant to Section 11.4.3 (Certain Elected Unilateral Adaptimmune Products) by a Adaptimmune with respect to the Net Sales of an Elected Unilateral Adaptimmune Product in a country in will be reduced [***] during each Calendar Quarter in which there exists no Valid Claim within the Patent Rights exclusively licensed to Adaptimmune under the Elected Unilateral Adaptimmune Product License that covers such Elected Unilateral Adaptimmune Product License or from which such Elected Unilateral Adaptimmune Product was derived.

(b)        Anti-Royalty Stacking.  [***].

(c)        [***].

11.5     Royalty Reports; Payments.  Within [***] after the end of each Calendar Quarter in which a Party required to pay royalties to the other Party with respect to Net Sales of Products as specified in Section 11.4 (Royalties), such Party shall submit to the other Party a report, on the basis of each Product and country, providing in reasonable detail an accounting of all Net Sales of the relevant royalty-bearing Products made during such Calendar Quarter and the calculation of the applicable royalty under Section 11.4 (Royalties). Within [***] of such report, the royalty-paying Party submitting the report shall pay to the other Party all royalties payable by it under Section 11.4 (Royalties), as indicated in the report.

11.6     Records and Audits.  Each Party will keep complete and accurate records of payments required under this Agreement for a period of [***] years after the end of the Calendar Year in which any such payment was due. Each Party will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), review any such records of the other Party and its Affiliates (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [***] days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within [***] year period preceding the date of the request for review. Each Party shall require its sublicensees to retain and provide to such Party all records of payments that such Party would be required to keep as if sales of a given Product by such sublicensees were sales of Product by such Party, to enable the other Party to audit such records pursuant to this Section 11.6. No Calendar Year will be subject to audit under this Section 11.6 more than once. The Audited Party will receive a copy of each such report concurrently with receipt by the non-Audited Party, and such accounting firm shall report to the Parties only whether or not such calculations are correct and the amount of any discrepancy. No other information shall be shared. Each Party agrees to treat the results of any such review of the other Party’s records under this Section 11.6 as Confidential Information of the other Party and subject to the terms of Article 11 (Financial Provisions). Should such inspection lead to the discovery of a discrepancy to the non-Audited Party’s detriment, the Audited Party will, within [***] days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy. Each Party requesting review under this Section 11.6 will pay the full cost of the review unless the underpayment of amounts due to the non-Audited Party is greater than [***] of the amount due for the entire period being examined, in which case the Audited Party will pay the reasonable cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to the Audited Party’s detriment, the Audited Party may, at its option, credit the amount of the discrepancy, without interest, against future payments payable to the non-Audited Party under this Agreement, and if there are no such payments payable or if the Audited Party elects not to apply such credit, then non-Audited Party shall pay to the Audited Party the amount of the discrepancy, plus interest in accordance with Section 11.8 (Late Payments), within thirty (30) days of non-Audited Party’s receipt of the report.

11.7     Currency Exchange.  With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to the receiving Party hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the U.S. dollar equivalent, calculated using the arithmetic average of the spot rates on the last business day of each month of the calendar quarter in which the Net Sales were made or the expense was incurred. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by the Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in U.S. dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, the paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the receiving Party’s account in a bank or depository in such country.

11.8     Late Payments.  The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to [***], or the highest rate permitted by Applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

11.9     Taxes.

11.9.1  Withholding.  In the event that any Applicable Law requires the Party obligated to make a payment to the other Party hereunder (“Paying Party”) to withhold taxes with respect to any payment to be made by the Paying Party pursuant to this Agreement, the Paying Party (a) will notify the non-Paying Party of such withholding requirement prior to making the payment to the non-Paying Party (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such non-Paying Party to obtain reduction of or relief from such deduction or withholding), and (b) provide such assistance to the non-Paying Party, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in the non-Paying Party’s efforts to claim an exemption from or reduction of such taxes.  The Paying Party will, in accordance with Applicable Law, withhold taxes from such payment, remit such taxes to the appropriate tax authority, and furnish the non-Paying Party with proof of payment of such taxes within thirty (30) days following the payment.  If taxes are so withheld and paid to a tax authority, the Paying Party shall provide reasonable assistance to the non-Paying Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.  If any taxes are so withheld and paid to the appropriate tax authority in accordance with this Section 11.9.1, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the non-Paying Party.  The non-Paying Party shall provide the Paying Party any tax forms (including Internal Revenue Service Forms W-9 or applicable W-8) that may be reasonably necessary in order for the Paying Party to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under Applicable Law, including any applicable bilateral income tax treaty.

11.9.2  Indirect Taxes.  All payments due to the non-Paying Party from the Paying Party pursuant to this Agreement shall be paid exclusive of any value-added tax, sales tax, consumption taxes and other similar taxes (“Indirect Taxes”) (which, if applicable, shall be payable by the Paying Party upon receipt of a valid Indirect Tax invoice).  If the non-Paying Party determines that it is required to report any such tax, the Paying Party shall promptly provide the non-Paying Party with applicable receipts and other documentation necessary or appropriate for such report.  For clarity, this Section 11.9.2 is not intended to limit the Paying Party’s right to deduct value-added taxes in determining Net Sales.

ARTICLE 12

CONFIDENTIALITY

12.1     Confidential Information.  A Party receiving Confidential Information from a disclosing Party will keep all of the disclosing Party’s Confidential Information in confidence with the same degree of care with which the receiving Party holds its own Confidential Information

(but in no event less than a commercially reasonable degree of care). The receiving Party will not use the disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. The receiving Party may disclose the disclosing Party’s Confidential Information without the disclosing Party’s prior written consent solely to the receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound by restrictions on use and disclosure consistent with this Article 12 (Confidentiality) and to sublicensees who are granted a sublicense to such information in accordance with this Agreement. The receiving Party assumes responsibility for those entities and persons maintaining the disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein. With respect to Confidential Information that is Know-How generated in the course of performing activities under the Collaboration or with respect to Unilateral Products, the owner of such Know-How pursuant to Section 9.7 (Ownership of Arising Inventions and Intellectual Property Rights) will be deemed to be the discloser of such Confidential Information and the other Party will be deemed to the recipient thereof, and where the Parties are joint owners of Confidential Information, each Party will be deemed to be both the discloser and recipient of such Confidential Information.  Notwithstanding the foregoing, clinical and nonclinical data generated in the performance of clinical trials or nonclinical or pre-clinical studies of a Unilateral Product will belong to the Party who is responsible for such Unilateral Product (i.e., Adaptimmune for Unilateral Adaptimmune Products and Universal Cells for Unilateral Universal Cells Products), and such Party will be deemed to be the discloser of such data and the other Party the recipient. The Parties will jointly own, and each Party will be deemed to be both the discloser and recipient of, clinical and nonclinical data generated in the performance of clinical trials or nonclinical or pre-clinical studies of Collaboration Products.

12.2     Exceptions.  The following information will not be Confidential Information for purposes of this Agreement and accordingly the terms of this Article 12 (Confidentiality) and the receiving Party’s obligation of nondisclosure and non-use as set forth in this Article 12 (Confidentiality) will not apply to such information that the receiving Party can demonstrate with competent proof:

12.2.1  was known by the receiving Party or its Affiliates prior to its date of first disclosure to the receiving Party; or

12.2.2  was lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party without breach of an obligation of confidentiality; or

12.2.3  is or becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates or its sublicensees; or

12.2.4  is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information as shown by written files or records.

12.3     Permitted Disclosure.  Notwithstanding the restrictions imposed in Section 12.2 (Exceptions), the receiving Party may disclose the disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

12.3.1  in order to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

12.3.2  in connection with prosecuting and defending litigation, seeking Regulatory Approvals for Products and in making other filings, submissions, and communications with Regulatory Authorities related to any Products, and, solely with the prior written consent of the disclosing Party (not to be unreasonably withheld, conditioned, or delayed) filing, prosecuting, and enforcing Patent Rights solely in connection with exercising the receiving Party’s rights and fulfilling the receiving Party’s obligations pursuant to this Agreement; and

12.3.3  to actual or bona fide potential collaborators (including sublicensees), acquirers or assignees, investment bankers, investors, lenders, and other advisors;

provided,  however, that (a) with respect to Sections 12.3.1 or 12.3.2 where reasonably possible, the receiving Party will notify the disclosing Party of receiving Party’s intent to make any disclosure pursuant prior to making such disclosure so as to allow disclosing Party to protect the confidentiality of the information to be disclosed (and the receiving Party shall reasonably assist the disclosing Party upon request in taking such actions); and (b) with respect to Section 12.3.3, each of those named people and entities are bound by restrictions on use and disclosure consistent with Article 12 (Confidentiality) (other than investment bankers, investors, lenders, and other advisors, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

12.4     Terms of this Agreement; Publicity.  The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 12.3 (Permitted Disclosure). Except as required by Applicable Law or as permitted under Section 12.3 (Permitted Disclosure), each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed (provided that with respect to the content of a statement previously made in accordance with this Section 12.4, a Party shall not require the consent of the other Party to disclose such content in a future statement or press release so long as such information remains accurate and up-to-date). Notwithstanding the foregoing, a press release in the form attached hereto as Schedule 12.4 shall be issued by the Parties on or as promptly as practicable after the Effective Date.

12.5     Duration of Obligations.  All obligations of confidentiality and non-use imposed under this Article 12 (Confidentiality) shall expire [***].

12.6     Publications.

12.6.1  Universal Cells Publication Rights.  Universal Cells will have the sole right to publish and make scientific presentations with respect to Collaboration Products, Collaboration Profit-Share Products, Universal Cells Program Products, and Unilateral Universal Cells Products, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 12.4 (Terms of this Agreements; Publicity)) or make other public disclosures regarding any such Collaboration Products, Collaboration Profit-Share Products, Universal Cells Program Products, and Unilateral Universal Cells Products, consistent with Schedule 2.4.2. Adaptimmune will not issue any such publications without Universal Cells’ prior written consent, except as required by Applicable Law.  Notwithstanding the foregoing, any such publication or presentation to be made by Universal Cells that names Adaptimmune will require the prior written consent of Adaptimmune.

12.6.2  Adaptimmune Publication Rights.  Adaptimmune will have the sole right to publish and make scientific presentations with respect to the Adaptimmune Technology and Unilateral Adaptimmune Products, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 12.4 (Terms of this Agreements; Publicity)) and to make other public disclosures regarding any such Adaptimmune Technology and Unilateral Adaptimmune Products consistent with Adaptimmune’s publication policy.  Universal Cells will not issue any such publications without Adaptimmune’s prior written consent, except as required by Applicable Law.  Notwithstanding the foregoing, any such publication or presentation to be made by Adaptimmune that names Universal Cells will require the prior written consent of Universal Cells.

12.6.3  Publication Procedures.  The Party that is entitled under Section 12.6 (Publications) to make a publication or presentation (the “Publishing Party”) will deliver to the other Party (the “Non-Publishing Party”) a copy of the proposed written publication or outline of presentation to be made by the Publishing Party at least thirty (30) days in advance of submission (or, where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or a description of such presentation), and the Non-Publishing Party will have the right to: (a) require a delay of submission of not more than sixty (60) days to enable the filing of patent applications with information from such proposed publication or presentation in accordance with this Agreement; and (b) prohibit disclosure of any of the Non-Publishing Party’s Confidential Information in any such proposed publication or presentation.  If the Non-Publishing Party has not provided any comments or otherwise exercised its rights as described in this Section 12.6.3 within thirty (30) days of receiving a copy of such proposed written publication or outline of presentation,  the Publishing Party shall be free to submit such publication or to orally disclose or publish the disclosed information in a manner consistent with Schedule 2.4.2.

ARTICLE 13

TERM AND TERMINATION

13.1     Term.  This Agreement becomes effective as of the Effective Date and shall expire on a Product-by-Product and country-by-country basis upon the expiration of (a) with respect to Collaboration Profit-Share Products, both Parties’ payment obligations to the other Party hereunder, and (b) with respect to other Products, the applicable royalty term for a Product in a country, unless terminated earlier in accordance herewith (the “Term”).

13.1.1  Effects of Expiration of Royalty Terms.

(a)        Elected Unilateral Adaptimmune Product.  Upon the expiration of the Elected Unilateral Adaptimmune Product Royalty Term with respect to a given Elected Unilateral Adaptimmune Product in a given country, the licenses granted under this Agreement to exploit such Elected Unilateral Adaptimmune Product in such country shall become fully-paid, irrevocable, and non-exclusive.

(b)        Other Unilateral Adaptimmune Product.  Upon the expiration of the Other Unilateral Adaptimmune Product Royalty Term with respect to a given Other Unilateral Adaptimmune Product in a given country, the licenses granted under this Agreement to exploit such Other Unilateral Adaptimmune Product in such country shall become fully-paid, irrevocable, and non-exclusive.

(c)        Elected Universal Cells Program Product.  Upon the expiration of the Elected Universal Cells Program Product Royalty Term with respect to a given Elected Universal Cells Program Product in a given country, the licenses granted under this Agreement to exploit such Elected Universal Cells Program Product in such country shall become fully-paid, irrevocable, and non-exclusive.

(d)        Other Universal Cells Program Product.  Upon the expiration of the Other Universal Cells Program Product Royalty Term with respect to a given Other Universal Cells Program Product in a given country, the licenses granted under this Agreement to exploit such Other Universal Cells Program Product in such country shall become fully-paid, irrevocable, and non-exclusive.

(e)        Unilateral Universal Cells Product.  Upon the expiration of the Unilateral Universal Cells Product Royalty Term with respect to a given Unilateral Universal Cells Product in a given country, the licenses granted under this Agreement to exploit such Unilateral Universal Cells Product in such country shall become fully-paid, irrevocable, and non-exclusive.

13.2     Termination By Universal Cells.

13.2.1  Adaptimmune Breach.

(a)        All Targets.  Universal Cells will have the right to terminate this Agreement in its entirety in the event of any material breach by Adaptimmune of this Agreement that frustrates the fundamental purpose of this Agreement; provided,  however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Universal Cells to Adaptimmune specifying the nature of the alleged breach; provided,  further,  however, if such breach is not reasonably subject to cure within [***] after receipt of written notice thereof, then Adaptimmune shall have an additional [***] (or such longer period as may be agreed by the Parties in writing) to effect such cure provided that Adaptimmune is undertaking reasonable efforts to cure such breach during such additional [***] period and has provided to Universal Cells a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing in this Section 13.2.1 (Adaptimmune Breach), in the event of a good faith dispute as to whether a material breach by Adaptimmune has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided,  however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

(b)        Target-Specific.  Universal Cells will have the right to terminate this Agreement with respect to a given Product Directed To a given Target in the event of any material breach by Adaptimmune of this Agreement that relates only to such Product Directed To such Target; provided,  however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Universal Cells to Adaptimmune specifying the nature of the alleged breach; provided,  further,  however, if such breach is not reasonably subject to cure within [***] after receipt of written notice thereof, then Adaptimmune shall have an additional [***] to effect such cure provided that Adaptimmune is undertaking reasonable efforts to cure such breach during such additional [***] period and has provided to Universal Cells a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing in this Section 13.2.1 (Adaptimmune Breach), in the event of a good faith dispute as to whether a material breach by Adaptimmune has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided,  however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

13.2.2  Termination for Convenience.

(a)        All Targets.  Universal Cells may terminate this Agreement at will in its entirety (i) prior to commencement of any clinical trial for any Collaboration Product, with [***] advance written notice to Adaptimmune or (ii) following the commencement of any clinical trial for a Collaboration Product, with [***] advance written notice to Adaptimmune.

(b)        Collaboration Products.  Universal Cells may terminate this Agreement at will with respect to one or more Collaboration Target(s), and the Collaboration Product(s) Directed To such Collaboration Target(s) (i) prior to commencement of any clinical trial for any Collaboration Product Directed To such Collaboration Target, with [***] advance written notice to Adaptimmune or (ii) following the commencement of any clinical trial for a Collaboration Product Directed To such Collaboration Target, effective upon [***] days following the date of written notice to Adaptimmune.

(c)        Conversion to Unilateral Adaptimmune Target and Product. In the event of receipt of notice of termination of this Agreement from Universal Cells with respect to one or more Collaboration Targets pursuant to this Section 13.2.2, Adaptimmune will have the right to elect, within [***] of receipt of such notice of termination to designate such terminated Collaboration Targets as Unilateral Adaptimmune Targets for purposes of this Agreement, in which case, the Collaboration Product Directed To such Target will thereafter be Unilateral Adaptimmune Products and Section 13.5.3 (Transition from Collaboration Product to Unilateral Product) shall apply with respect to such transition of such Collaboration target and Collaboration Product to Unilateral Adaptimmune Target and Unilateral Adaptimmune Product.

(d)        Universal Cells Program Products.  Universal Cells may terminate this Agreement at will with respect to a Universal Cells Program Target and the Universal Cells Program Product Directed To such Universal Cell Program Target with ninety (90) days’ advance written notice to Adaptimmune.

(e)        Unilateral Universal Cells Products.  Universal Cells may terminate this Agreement at will with respect to one or more Unilateral Universal Cells Target and the Unilateral Universal Cells Product Directed To such Universal Cell Program Target effective upon  ninety (90) days following the date of written notice to Adaptimmune.

13.3     Termination by Adaptimmune.

13.3.1  Universal Cells Breach.

(a)        All Targets.  Adaptimmune will have the right to terminate this Agreement in its entirety in the event of any material breach by Universal Cells of this Agreement that frustrates the fundamental purpose of this Agreement; provided,  however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Adaptimmune to Universal Cells specifying the nature of the alleged breach; provided,  further, however, if such breach is not reasonably subject to cure within [***]after receipt of written notice thereof, then Universal Cells shall have an additional [***] to effect such cure provided that Universal Cells is undertaking reasonable efforts to cure such breach during such additional [***] period and has provided to Adaptimmune a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing in this Section 13.3.1, in the event of a good faith dispute as to whether a material breach by Universal Cells has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided,  however, if such dispute relates to payment, then such tolling of the cure period will only apply with respect to payment of the disputed amounts and not with respect to any undisputed amount.

(b)        Target-Specific. Adaptimmune will have the right to terminate this Agreement with respect to a given Product Directed To a given Target in the event of any material breach by Universal Cells of this Agreement that relates only to such Product Directed To such Target; provided, however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Adaptimmune to Universal Cells specifying the nature of the alleged breach; provided,  further,  however, if such breach is not reasonably subject to cure within [***] after receipt of written notice thereof, then Universal Cells shall have an additional [***] to effect such cure if Universal Cells is undertaking reasonable efforts to cure such breach during such additional [***] period and has provided to Adaptimmune a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing in this Section 13.3.1, in the event of a good faith dispute as to whether a material breach by Universal Cells has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided,  however, if such dispute relates to payment, then such tolling of the cure period will only apply with respect to payment of the disputed amounts and not with respect to any undisputed amount.

13.3.2  Termination for Convenience for Unilateral Adaptimmune Targets.  Adaptimmune may terminate this Agreement at will with respect to one or more Unilateral Adaptimmune Target, and the Unilateral Adaptimmune Product Directed To such Unilateral Adaptimmune Target(s) effective upon [***] following the date of written notice to Universal Cells.

13.4     Effects of Termination Generally.  Upon termination by a Party, as applicable, under Section 13.2 (Termination By Universal Cells) or Section 13.3 (Termination by Adaptimmune) (or, to the extent this Agreement is terminated solely with respect to a particular Target then the remainder of this Section 13.4 (Effects of Termination Generally) shall only apply to the terminated Target and the Product Directed To such terminated Target), the following shall apply, except as provided in Section 13.5 (Effects of Termination with Respect to Collaboration Targets):

13.4.1  Ongoing Clinical Studies.  The Parties will responsibly wind-down, in accordance with accepted biopharmaceutical industry norms and ethical practices, any on-going clinical studies terminated Product Directed To a terminated Target for which they respectively have responsibility hereunder in which patient dosing has commenced, and the terminating Party will be responsible for any costs associated with such wind-down or transition.

13.4.2  Termination of Licenses.  All licenses and sublicenses granted under this Agreement with respect to the terminated Target and terminated Product  Directed To such terminated Target, as of the effective date of such termination, shall terminate automatically unless otherwise agreed by the Parties.

13.4.3  Destruction of Confidential Information.  Each Party that has received Confidential Information of the other Party related to the terminated Target(s) or terminated Product Directed To such Target(s) shall destroy (at such Party’s written request) all such Confidential Information (including for clarity all cell lines and other materials of the other Party) in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non‑use and non‑disclosure provisions of this Agreement), and any Confidential Information of the other Party contained in its laboratory notebooks or databases, provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received Confidential Information under this Agreement.

13.5     Effect of Termination With Respect to Collaboration Targets.

13.5.1  Termination by Universal Cells for Convenience or by Adaptimmune for Breach.  Upon termination by Universal Cells pursuant to Section 13.2.2 (Termination for Convenience) or termination by Adaptimmune pursuant to Section 13.3.1 (Universal Cells Breach) of this Agreement in its entirety or solely with respect to one or more

Collaboration Target(s) (and each Collaboration Product Directed To such terminated Collaboration Target(s)):

(a)        all rights and licenses granted to Universal Cells under this Agreement shall terminate with respect to the terminated Collaboration Target(s) (and each Collaboration Product Directed To such terminated Collaboration Target(s)); and

(b)       all rights and licenses granted to Adaptimmune under this Agreement shall survive with respect to all terminated Collaboration Target(s) (and each Collaboration Product Directed To such Collaboration Target) and such Collaboration Target(s) and each Collaboration Product Directed To such Collaboration Target shall become Unilateral Adaptimmune Target(s) and Unilateral Adaptimmune Products, respectively, subject to the royalty payment obligations applicable to Unilateral Adaptimmune Products pursuant to Section 11.4 (Royalties).

13.5.2  Termination by Universal Cells for Breach.  Upon termination by Universal Cells pursuant to Section 13.2.1 (Adaptimmune Breach) of this Agreement in its entirety or solely with respect to one or more Collaboration Target(s) (and each Collaboration Product Directed To such terminated Collaboration Target(s)):

(a)        all rights and licenses granted to Adaptimmune under this Agreement shall terminate with respect to the terminated Collaboration Target(s) (and each Collaboration Product Directed To such terminated Collaboration Target(s)); and

(b)        all rights and licenses granted to Universal Cells under this Agreement shall survive with respect to all terminated Collaboration Target(s) (and each Collaboration Product Directed To such Collaboration Target) and such Collaboration Target(s) and each Collaboration Product Directed To such Collaboration Target shall become Unilateral Universal Cells Target(s) and Unilateral Universal Cells Products, respectively, subject to the royalty payment obligations applicable to Unilateral Universal Cells Products pursuant to Section 11.4 (Royalties)

13.5.3  Transition from Collaboration Product to Unilateral Product.  In the event a Collaboration Target and the Collaboration Product Directed To such Collaboration Target becomes a Unilateral Target and Unilateral Product in accordance with Section 4.10.3 (Unilateral Products and Targets), Section 13.2.2(c) (Conversion to Unilateral Adaptimmune Target and Product), 13.5.2(b) (Termination by Universal Cells for Breach), or Section 17.2.3(d) (Collaboration Research Program Products),  the Party that is continuing to Develop, Manufacture, Commercialize, and otherwise exploit such Product as a Unilateral Product shall be the “Continuing Party” and the other Party shall be the “Ceasing Party”.  In connection with such transition of such Collaboration Product to a Unilateral product:

[***].

13.6     Survival.  The termination of this Agreement shall not relieve Universal or Adaptimmune from performing any obligations accrued prior to the date this Agreement terminates or any obligations which are expressed to survive termination of this Agreement including Article 1 (to the extent required for interpretation of other Sections and Clauses surviving termination), Section 9.1 (solely as and to the extent specified in this Agreement, and as may be modified as set forth herein), Section 9.7, Sections 10.1.3 and 10.1.4 (in the event of termination of this Agreement, for the duration as specified therein), Article 11 (for any payments accrued but not yet paid as of termination, and for any payment obligations set forth in the agreement that apply after any such termination), Sections 12.1-12.4 (for the duration specified in Section 12.5), Article 13, Article 14, Article 16 (as to activities conducted during the Term and during a party’s practice of a license granted under this agreement thereafter) and Article 17 (and with respect to Section 17.7, for the duration specified therein).

ARTICLE 14

DISPUTE RESOLUTION

14.1     Referral Of Unresolved Matters to Executive Officers.  Except with respect to matters for which a Party has unilateral decision-making authority as expressly specified hereunder and any matter within the decision-making authority of the JSC as set forth herein (except for the Executive Resolution Matters, which shall be referred to the Executive Officers as set forth in Section 2.2.4 (Decision Making) and not subject to this Section 14.1), a disputed matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, of a matter referred by the Executive Officers shall be final and binding on the Parties.

14.2     Arbitration.  If a dispute is not resolved as stated in Section 14.1 (Referral Of Unresolved Matters to Executive Officers), then either Party may, by written notice, submit any dispute to binding arbitration, which shall take place pursuant to the procedures set forth in this Section 14.2 (Arbitration).

14.2.1  Rules.  The Parties agree that, except as otherwise set forth in Section 14.1 (Referral Of Unresolved Matters to Executive Officers) or Section 14.2.11 (Exception), any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be finally resolved by binding arbitration administered by the American Arbitration Association in accordance with the then current Commercial Arbitration Rules (the “Rules”), except as modified herein.

14.2.2  Arbitrators.  Each Party shall select one arbitrator and the two arbitrators so selected shall choose a third arbitrator. All three arbitrators shall serve as neutrals and have at least ten years of: (a) dispute resolution experience (including judicial experience); or (b) legal or business experience in the biopharmaceutical industry. In any event, at least one arbitrator shall satisfy the foregoing experience requirement under clause (b). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules. Once an arbitrator is appointed, neither Party shall have any ex parte communication with such arbitrator.

14.2.3  Location.  The arbitration proceedings shall be conducted in New York, NY, or such other location as may be agreed in writing by the Parties.

14.2.4  Language.  The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.

14.2.5  Making Employees Available.  Each Party agrees to use reasonable efforts to make all of its then current employees available, if reasonably needed, and agrees that the arbitrators may deem any Person as “necessary.”

14.2.6  Duration.  The arbitration shall be concluded within six (6) months following the filing of the initial request for arbitration, unless the Parties agree in writing to extend the duration.

14.2.7  Award.  The arbitrators shall be instructed and required to render a final written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. The arbitrators will not have authority to: (a) make any award that could not be made by a court of competent jurisdiction; or (b) modify the limitations on liability set forth herein or make any award in violation thereof. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, except as permitted under Section 16.5 (Limitation of Liability), it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

14.2.8  Fees and Costs.  The Party that the arbitrators deem to be the prevailing Party shall be entitled to all fees and costs, unless the arbitrators, in their discretion, determine that the Parties shall: (a) share equally the fees and expenses of the arbitrators; and (b) bear their own attorneys’ fees and associated costs and expenses otherwise.

14.2.9  Confidentiality.  All proceedings and decisions of the arbitral tribunal in connection with an arbitral proceeding pursuant to this Section 14.2 (Arbitration) shall be deemed Confidential Information of each of the Parties and shall be subject to Article 12 (Confidentiality) except to the extent necessary to confirm an award or as may be required by Applicable Law.

14.2.10            Injunctive Relief.  Notwithstanding anything to the contrary set forth in this Article 14 (Dispute Resolution), a Party shall not be required to use the foregoing dispute resolution procedures or otherwise follow the provisions of this Section 14.2 (Arbitration) with respect to any dispute to which a Party is seeking purely injunctive or other equitable, non-monetary relief and such Party shall be entitled to seek relief before any court having jurisdiction over such dispute and the Parties hereto. In addition, the Parties may apply to any court of competent jurisdiction for interim relief (including for breaches or threatened breaches with respect to Confidential Information), as necessary, without being subject to these arbitration provisions and without abridging the powers of the arbitrators.

14.2.11            Exception.  Notwithstanding anything to the contrary in this Section 14.2 (Arbitration), any disputes regarding the inventorship, enforceability, validity or scope of patent rights shall be resolved by a court of competent jurisdiction and not submitted for resolution by arbitration.

ARTICLE 15

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1     Adaptimmune.  Adaptimmune represents, warrants, and covenants to Universal Cells as of the Effective Date that:

15.1.1  Ownership Of Intellectual Property.  Except as set forth in Schedule 15.1.1, Adaptimmune is the sole legal and beneficial owner of the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement and to its knowledge Adaptimmune has obtained written assignments of all right, title, and interest from inventors of such Adaptimmune Background IP.

15.1.2  Inventorship.  It is not aware of any Third Party who has made an inventive contribution to any of the inventions disclosed and claimed in the Patent Rights within the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement, other than those inventors named as inventors in such Patent Rights.

15.1.3  Prosecution and Maintenance.  It has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution, and maintenance of the Patent Rights within the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement.

15.1.4  Misappropriation.  To its knowledge, the conception, development, and reduction to practice of the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement has not constituted nor involved the misappropriation of trade secrets or other rights or property of any Third Party.

15.1.5  Knowledge Of Pending Or Threatened IP Challenge.  It is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability, or non-infringement of any Patent Right within the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement, or challenging its right to use or ownership thereof, or making any adverse claim of ownership thereof, and it has no knowledge of any reasonable basis for any such claim.

15.1.6  Knowledge Of Pending Or Threatened IP Litigation.  It is not aware of any pending or threatened claim or litigation that alleges that its activities up to the Effective Date arising from the practice of the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement have violated the intellectual property rights of any Third Party, and it has no knowledge of any reasonable basis for any such claim.

15.1.7  Other Transactions.  Adaptimmune has not previously entered and will not enter into any agreement or arrangement during the Term of this Agreement, whether written or oral, pursuant to which it has assigned, transferred, licensed, conveyed, or encumbered, or will or is obligated to assign, transfer, license, convey, or encumber, its rights, title, or interests in or to the Adaptimmune Background IP that is, or is to be, licensed to Universal Cells under this Agreement such that the relevant Patent Rights and Know-How may cease to be Controlled by Adaptimmune.

15.2     Universal Cells.  Universal Cells represents, warrants, and covenants to Adaptimmune as of the Effective Date that:

15.2.1  Ownership Of Intellectual Property.  Except as set forth in Schedule 15.2.1, Universal Cells is the sole legal and beneficial owner of the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement and to its knowledge Universal Cells has obtained written assignments of all rights, title, and interests from inventors of such Universal Cells Background IP.

15.2.2  Inventorship.  It is not aware of any Third Party who has made an inventive contribution to any of the inventions disclosed and claimed in the Patent Rights within the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement, other than those inventors named as inventors in such Patent Rights.

15.2.3  Prosecution and Maintenance.  It has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution, and maintenance of the Patent Rights within the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement.

15.2.4  Misappropriation.  To its knowledge, the conception, development, and reduction to practice of the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement has not constituted nor involved the misappropriation of trade secrets or other rights or property of any Third Party.

15.2.5  Knowledge Of Pending Or Threatened IP Challenge.  Other than the intellectual property Controlled by Universal Cells listed in Schedule 15.2.5, it is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability, or non-infringement of any Patent Rights within the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement, or challenging its right to use or ownership thereof, or making any adverse claim of ownership thereof, and it has no knowledge of any reasonable basis for any such claim.

15.2.6  Knowledge Of Pending Or Threatened IP Litigation.  It is not aware of any pending or threatened claim or litigation that alleges that its activities up to the Effective Date arising from the practice of the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement have violated the intellectual property rights of any Third Party, and it has no knowledge of any reasonable basis for any such claim.

15.2.7  Other Transactions.  Universal Cells has not previously entered and will not enter into any agreement or arrangement during the Term of this Agreement, whether written or oral, pursuant to which it has assigned, transferred, licensed, conveyed, or encumbered, or will or is obligated to assign, transfer, license, convey, or encumber, its rights, title, or interests in or to the Universal Cells Background IP that is, or is to be, licensed to Adaptimmune under this Agreement such that the relevant Patent Rights and Know-How may cease to be Controlled by Universal Cells.

15.3     Both Parties.  Each Party represents, warrants, and covenants warrants to the other Party as of the Effective Date that:

15.3.1  Representation Of Authority; Consents.  As of the Effective Date, (a) it has full right, power, and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms, (c) it has the full legal power to grant the rights and licenses granted to the other Party under this Agreement, and (d) all necessary consents, approvals, and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery, and performance of this Agreement have been and shall be obtained.

15.3.2  No Conflict.  Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of Applicable Laws or regulations and (b) do not conflict with, violate, breach, or constitute a default or require any consent under, any contractual obligation of such Party.

15.3.3  Employee and Consultant Obligations.  All of its employees, officers, and consultants and those of its Affiliates, in each case, that are supporting the performance of its obligations under this Agreement shall have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers, and consultants, obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of a Third Party that such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

15.3.4  Third Party Agreements.

(a)        Each Party has disclosed to the other Party true and correct copies of all in-license agreements to which it is a party and pursuant to which it is sublicensing any Patent Rights or Know-How to the other Party under this Agreement.

(b)        It is not in breach of any agreement with any Third Party that would affect its obligations or the other Party’s rights under this Agreement and that it is not in default under any of its existing licenses with any Third Party reasonably necessary for it to fulfill its duties and obligations under this Agreement.

(c)        Each Party shall maintain such Third Party licenses in effect during the term of the Agreement and if it has been accused of a material breach under any such Third Party agreements or licenses, then it shall within ten (10) days of such accusation notify the other Party of such accusation.

15.3.5  Knowledge Of Pending Or Threatened Litigation.  There is no claim, investigation, suit, action, or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to materially impair the ability of such Party to perform any obligation under this Agreement.

15.4     Disclaimer Of Warranty.  Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 16

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

16.1     Indemnification By Adaptimmune.   Adaptimmune agrees to defend Universal Cells, its Affiliates, and each of their respective directors, officers, employees and agents (the “Universal Cells Indemnified Parties”), at Adaptimmune’s cost and expense, and will indemnify and hold Universal Cells and the other Universal Cells Indemnified Parties harmless from and against any claims, losses, costs, damages, fees, or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) to the extent resulting from any claims, actions, suits, or proceedings brought by a Third Party (including product liability claims) (a “Third Party Claim”) arising out of (a) the gross negligence or willful misconduct of Adaptimmune, its Affiliates or their respective sublicensees in connection with the performance of its activities under this Agreement; (b) [***]; or (c) the Development, Manufacture, Commercialization, or other exploitation of any or Unilateral Adaptimmune Product by or on behalf of Adaptimmune, its Affiliates, or their respective sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 16.2 (Indemnification By Universal Cells).

16.2     Indemnification By Universal Cells.   Universal Cells agrees to defend Adaptimmune, its Affiliates and their respective directors, officers, employees and agents (the “Adaptimmune Indemnified Parties”), at Universal Cells’ cost and expense, and will indemnify and hold Adaptimmune and the other Adaptimmune Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party Claims arising out of (a) the gross negligence or willful misconduct of Universal Cells, its Affiliates, or their respective sublicensees in connection with the performance of its activities under this Agreement; (b) [***]; or (c) the Development, Manufacture, Commercialization, or other exploitation of any Universal Cells Program Product or Unilateral Universal Cells Product by or on behalf of Universal Cells, its Affiliates, or their respective sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 16.1 (Indemnification By Adaptimmune).

16.3     Indemnification Procedure.   The foregoing indemnity obligations shall be conditioned upon (a) the indemnified Party (“Indemnitee”) promptly notifying the indemnifying Party (“Indemnitor”) in writing of the assertion or the commencement of the relevant Third Party Claim (provided,  however, that any failure or delay to notify shall not excuse any obligation of the Indemnitor, except to the extent the Indemnitor is actually prejudiced thereby), (b) the Indemnitee granting the Indemnitor sole management and control, at the Indemnitor’s sole expense, of the defense of such Third Party Claim and its settlement; provided,  however, that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or any admission that any Patent Right or other intellectual property right of Indemnitee or this Agreement is invalid, narrowed in scope, or unenforceable, and (c) the Indemnitee reasonably cooperating with the Indemnitor (at the Indemnitee’s expense). The Indemnitee shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.

16.4     Insurance.  Each of the Parties will, at their own respective expense procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder.

16.5     Limitation of Liability.   IN NO EVENT SHALL A PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 16.5 SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF ARTICLE 10 (EXCLUSIVITY) OR ARTICLE 12 (CONFIDENTIALITY). NOTHING IN THIS SECTION 16.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTION 16.1 (INDEMNIFICATION BY ADAPTIMMUNE) OR SECTION 16.2 (INDEMNIFICATION BY UNIVERSAL CELLS) WITH RESPECT TO ANY DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1     Governing Law.  This Agreement shall be governed and the respective rights of the Parties determined according to the substantive laws of the State of New York without giving effect to any choice of law principles that would require the application of the laws of a different state.

17.2     Successors and Assigns.

17.2.1  Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party shall be free to assign this Agreement in whole or in part (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any sale to a Third Party of all or substantially all of the assets of the Party that relate to this Agreement, whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets, or otherwise (a “Sale Transaction”). This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any attempted assignment of this Agreement in contravention of this Section 17.2.1 (Assignment) shall be null and void.

17.2.2  After-Acquired Intellectual Property

[***].

17.2.3  [***].

17.3     Entire Agreement; Amendments.  The Existing Agreement, this Agreement, and the Schedules referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral.  Neither Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by Universal Cells and Adaptimmune.

17.4     Notices.  Notices to Adaptimmune shall be addressed to:

Chief Business Officer at the registered office address for Adaptimmune Limited with a copy to: General Counsel at the registered office address for Adaptimmune
Limited

Notices to Universal Cells shall be addressed to:

Attn: [***]

Universal Cells

3005 1st Avenue
Seattle, WA 98121
Email: [***]

with a copy to:

Attention: General Counsel

Astellas US LLC

1 Astellas Way
Northbrook, IL 60062
Email: [***]

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by email with return receipt requested, in each case, properly addressed in accordance with this Section 17.4. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

17.5     Force Majeure.  No failure or omission by either Party in the performance of any obligation of this Agreement (other than any failure to make payments as and when due under this Agreement) shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of gods; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; or terrorism or invasion; provided that the Party affected by such cause promptly notifies the other Party and uses reasonable efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

17.6     Compliance With Law; Severability.  Nothing in this Agreement shall be construed to require the commission of any act or omission contrary to Applicable Law. If any one or more provisions of this Agreement is held to be invalid, illegal, or unenforceable, then the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

17.7     Non-Solicitation.  [***].

17.8     Independent Contractors.  The relationship between Universal Cells and Adaptimmune created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture, or similar business relationship between the Parties, including for all tax purposes. No such Party is a legal representative of the other Party, and no such Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each such Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

17.9     No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

17.10   Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

17.11   No Implied Waivers; Rights Cumulative.  No failure on the part of Adaptimmune or Universal Cells to exercise, and no delay in exercising, any right, power, remedy, or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy, or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy, or privilege.

17.12   Interpretation.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” will not be exclusive. References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement. The words “herein,” “hereof,” and “hereunder” and words of similar import will be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references to a “business day” or “business days” in this Agreement means any day other than a day that is a Saturday, a Sunday or any day banks are authorized or required to be closed in the State of New York. The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement. Provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (including email, but excluding instant messaging). When used in this Agreement “knowledge” will not require any freedom to operate or other similar searching to be performed by the applicable Party. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

17.13   Execution In Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

17.14   No Third Party Beneficiaries.  No person or entity other than Universal Cells and Adaptimmune and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

17.15   Subcontracting; Performance by Affiliates.  Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform certain of its obligations under this Agreement without the prior written consent of the other Party. Any Affiliate or Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Third Party subcontractors or Affiliates performing on behalf of a Party under this Agreement will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such Third Party subcontractors or Affiliates with the terms of this Agreement, as if such Third Party(ies) or Affiliate are such Party hereunder.  Notwithstanding the foregoing, the second, third, and fourth sentence of this Section 17.15 does not apply to activities related primarily to Universal Cells Program Targets and Universal Cells Program Products.

17.15.1            If [***] engages an Affiliate to perform activities pursuant to this Agreement, then [***] shall enter into an arrangement with such Affiliate immediately prior to the commencement of such activities under which any Patent Rights and Know-How arising in the course of such Affiliate’s performance of such activities shall be either assigned to [***], or licensed to [***] as necessary to render such Patent Rights and Know-How to be Controlled by [***] for purposes of this Agreement.  Furthermore, [***] agrees not to undertake any transfer of Patent Right or Know-How that is licensed to [***] pursuant to this Agreement to any Affiliate after the Effective Date in a manner that would render any such Patent Rights or Know-How to no longer be Controlled by [***] pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representative to execute this Agreement as of the date first set forth above.

ADAPTIMMUNE LIMITED

By:	/s/ Helen Tayton-Martin

Name:	Helen Tayton-Martin

Title:	Chief Business Officer

UNIVERSAL CELLS, INC.

By:	/s/ Noburu Yamaji

Name:	Noburu Yamaji

Title:	President

The following Schedules are being simultaneously delivered with the execution of this Agreement as separate documents:

Schedule 1.90

Tables, Figures, and Listings

Tables, Figures and Listings for Phase 1 Trial

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Schedule 2.2.1

JSC Members

Adaptimmune members:  [***]

Universal members:  [***]

Schedule 2.3.1

JRC Members

Adaptimmune members:  [***]

Universal members:  [***]

Schedule 2.4.2

Astellas Publication Policy

THIS PAGE AND THE FOLLOWING 9 PAGES OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Schedule 11.3

Collaboration Product Profit Share

1.         DEFINED TERMS

1.1       “Clinical Supply Costs” means with respect to a Collaboration Profit-Share Product, standard costs for such Collaboration Profit-Share Product as of the time of clinical Manufacture as calculated in a manner consistent with a Party’s other products and to the extent within [***]of the budgeted amount set forth in the applicable Co-Development Budget. [***].

1.2       “Commercialization Costs” means all Costs incurred by a Party and its Affiliates during the Term and pursuant to this Agreement for the Commercialization of Collaboration Profit-Share Products as set forth under the Co-Commercialization Plan to the extent within [***] of the budgeted amount set forth in the applicable Co-Commercialization Budget, [***].

1.3       “Costs” means both internal and external costs and expenses (including the cost of allocated FTEs at the FTE Rate and all Out of Pocket Costs).

1.4       “Development Costs” means the direct costs incurred by a Party and its Affiliates during the Term and pursuant to this Agreement for the Development of Collaboration Profit-Share Products as set forth under the Co-Development Plan to the extent within [***] of the budgeted amount set forth in the applicable Co-Development Budget, calculated as the sum of (a) Out-of-Pocket Development Expenses; (b) Development FTE Costs; (c) Clinical Supply Costs; and (d) Other Development Costs. [***].

1.5       “Development FTE Costs” means the product of (a) the actual number of FTEs utilized in the Development of Collaboration Profit-Share Products in accordance with the applicable Co-Development Plan and to the extent set forth in the applicable Co-Development Budget, as documented by a Party and (b) the FTE Rate.

1.6       “Manufacturing Costs” means the following Costs incurred by a Party and its Affiliates during the Term to produce Collaboration Profit-Share Products for Commercialization in the Territory: [***].

1.7       “Medical Affairs Activities Costs” means Costs incurred by a Party and its Affiliates during the Term and pursuant to this Agreement associated with Medical Affairs Activities conducted for the Collaboration Profit-Share Products in the Territory,  [***].

1.8       “Other Development Costs” means any other costs or expenses incurred for clinical materials, analytical services, or other items with respect to a Collaboration Profit-Share Product to the extent set forth in the applicable Co-Development Budget.

1.9       “Out-of-Pocket Development Costs” means direct expenses paid or payable to Third Parties that are specifically identifiable and incurred by a Party and its Affiliates for the

Development of Collaboration Profit-Share Product(s) and set forth in the applicable Co-Development Budget; [***].

1.10     “Profit” means, with respect to activities conducted by a Party and its Affiliates with respect to the Collaboration Profit-Share Products during any Calendar Quarter, the positive or negative difference between [***]. For the sake of clarity, Profit shall be determined prior to application of any net income and franchise or similar types of taxes.

1.11     “Program Costs” means, with respect to a Collaboration Profit-Share Product for any Calendar Quarter, the following expenses that are incurred by a Party and any of its Affiliates: (a) Manufacturing Costs; (b) Commercialization Costs; (c) Medical Affairs Activities Costs; (d) payments to Third Parties for access to intellectual property rights; (e) costs associated with recalls, corrective actions, market withdrawals, or similar actions; (f) Losses arising from Third Party Claims that are specifically identifiable or reasonably allocable to the Commercialization of a Collaboration Profit-Share Product; and (g) costs associated with a Party’s obligations with respect to regulatory matters under Article 5 (Co-Development of Collaboration Profit-Share Products) and Article 6 (Co-Commercialization of Collaboration Profit-Share Products), in each case, to the extent within [***] of the amounts set forth in the applicable Co-Development Budget and intellectual property matters under Article 9 (Licenses; Options; Intellectual Property). Development Costs are not included in Program Costs and vice-versa. If any cost or expense is directly attributable or reasonably allocable to more than one activity, such cost or expense shall only be counted as Program Costs with respect to one of those activities.

1.12     “Sublicensing Revenues” means all revenues or other consideration received by a Party or its Affiliates from a sublicensee (excluding royalties) as consideration for the grant of a sublicense under the licenses granted to a Party with respect to Collaboration Profit-Share Products, to the extent allocable to rights sublicensed with respect to the Territory.

2.         PROFIT SHARE ALLOCATION IN ACCORDANCE WITH SECTION 11.3.

2.1       Allocation of the Profit.  Each Party shall account for Program Costs and Development Costs in accordance with its accounting standards. Universal Cells shall be entitled to receive fifty percent (50%) of the Profit and Adaptimmune shall be entitled to receive fifty percent (50%) of the Profit.

2.2       Allocation of Development Costs.  Universal Cells shall pay fifty percent (50%) of Development Costs and Adaptimmune shall pay fifty percent (50%) of Development Costs.

2.3       Reports and Payments.  From and after the date upon which a Collaboration Target becomes a Collaboration Profit-Share Target, within [***] after the end of each Calendar Quarter, each Party shall provide the other Party and the JFC with a report specifying in reasonable detail Net Sales of Collaboration Profit-Share Products by such Party, its Affiliates, and its sublicensees in the Territory, as well as Sublicensing Revenues received, recoveries pursuant to Section 9.9 (Patent Enforcement), and Development Costs and Program Costs incurred by such Party or its Affiliates, in such Calendar Quarter. The JFC will review such reports within [***] days or receiving the second of such reports for a

Calendar Quarter issue to the Parties a reconciliation report that will include a reconciliation of the Development Costs and Program Costs incurred by the Parties, the calculation of Profit in accordance with this Schedule 11.3, and the amount payable by the applicable Party to the other Party in order to achieve the cost-sharing and profit-sharing contemplated such Sections 2.1 (Allocation of the Profit) and 2.2 (Allocation of Development Costs) of this Schedule 11.3. Based on such report, the Party to whom a payment is owed in order to achieve such allocations and profit-sharing shall issue an invoice to the other Party for the appropriate amount, and the owing Party shall make the applicable payment within [***] after receiving such invoice.

2.4       Tax Matters.  For the avoidance of doubt, each Party shall be responsible for all income taxes imposed on such Party’s share of the Profit.

Schedule 12.4

Press Release

Astellas and Adaptimmune Enter into Agreement to Co-Develop and Co-Commercialize
Stem-Cell Derived Allogeneic CAR-T and TCR T-Cell Therapies

TOKYO and PHILADELPHIA, PA, OXFORDSHIRE, United Kingdom, January XX, 2020 (GLOBE NEWSWIRE) -- Astellas Pharma Inc. (TSE: 4503, President and CEO: Kenji Yasukawa, Ph.D., “Astellas”), through its wholly-owned subsidiary Universal Cells, Inc, and Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in cell therapy to treat cancer, announced that they have entered into a co-development and co-commercialization agreement to bring new stem-cell derived allogeneic T-cell therapies to people with cancer.

Astellas and Adaptimmune will agree on up to three targets and co-develop T-cell therapy candidates directed to those targets. These targets will exclude target specific T-cell products in pre-clinical or clinical trials or those developed for other partners at Adaptimmune. The collaboration will leverage Adaptimmune's target identification and validation capabilities for generating target-specific T-cell Receptors (TCRs), chimeric antigen receptors (CARs), and HLA-independent TCRs that recognize surface epitopes independently of the HLA profile of the tumor cell.  The collaboration will also utilize Astellas’ Universal Donor Cell and Gene Editing Platform it obtained through the acquisition of Seattle-based Universal Cells.

Adaptimmune has been collaborating with Universal Cells (now an Astellas Company) since 2015 on development of gene-edited iPSC cell lines, for which Adaptimmune has rights to develop and commercialize resulting T-cell therapy products using its proprietary process for generating T cells from stem cells without the use of feeder cell lines.

Astellas will fund research up until completion of a Phase 1 trial for each candidate. Upon completion of the Phase 1 trial for each candidate, Astellas and Adaptimmune will elect whether to progress with co-development and co-commercialization of the candidate, or to allow the other Party to pursue the candidate independently through a milestone and royalty bearing licence, with the agreement allowing for either company to opt out. The companies will each have a co-exclusive licence covering the co-development and co-commercialization of the product candidates within the field of T-cell therapy. If a candidate is developed by one company only, the appropriate licences will become exclusive to the continuing party.

"Astellas positions immuno-oncology as one of its strategic areas of primary focus, and it is engaged in the development of novel therapies for cancer patients using a new modality/technology," stated Naoki Okamura, Representative Director Corporate Executive Vice President, Chief Strategy Officer and Chief Financial Officer, Astellas. "In addition to NK cells, T-cells are an important component of cell therapy for immuno-oncology, and we look forward that this agreement with Adaptimmune will enable us to create new stem-cell derived allogeneic T-cell therapies for a variety of cancers, including solid tumors, in the future. We will continue to dedicate our efforts in delivering novel treatments for diseases with high unmet medical needs, pursuing cutting-edge science and technological advances.”

“We are delighted to establish this significant co-development partnership with Astellas, which builds upon and substantially extends an existing collaboration focused on gene editing of iPSC cells,” said Helen Tayton-Martin, Adaptimmune’s Chief Business Officer and Co-Founder. “This new collaboration may encompass both CAR-T and TCR T-cell approaches, including our novel HLA-independent TCR (“HiT”) platform. It brings together highly complementary skills and expertise across the two organizations, and will enable the accelerated development of new, off-the-shelf T-cell therapy products for people with cancer.”

Astellas will also have the right to select two targets and develop allogeneic cell therapy candidates independently. Astellas will have sole rights to develop and commercialize these products, subject to necessary licenses and the payment of milestones and royalties.

Under the terms of the agreement, Adaptimmune may receive up to $897.5 million in payments, including:

•     an upfront payment of $50 million.

•     development milestones totalling up to $73.75 million for each product if the collaboration product discovered in this partnership is co-developed and commercialized by both companies

•     Up to $147.5 million in milestone payments per product and up to $110 million in sales milestones for products developed unilaterally by Astellas.

In addition, Adaptimmune will receive research funding of up to $7.5 million per year.

Finally, Adaptimmune would receive tiered royalties on net sales in the mid-single to mid-teen digits.

Under the terms of the agreement, Astellas may receive up to $552.5 million, including:

•     Up to $147.5 million in milestone payments per product and up to $110 million in sales milestones.

In addition, Astellas would receive tiered royalties on net sales in the mid-single to mid-teen digits.

To the extent that Astellas and Adaptimmune co-develop and co-commercialize any T-cell therapy, they will equally share the costs of such co-development and co-commercialization, with the resulting profits from co-commercialization also shared equally. Further details governing co-development and co-commercialization will be articulated in a product-specific commercialization agreement.

The impact of this transaction on Astellas’ financial results in the fiscal year ending March 31, 2020 will be limited.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR

(Specific Peptide Enhanced Affinity Receptor) T‑cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

About Astellas

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information, please visit our website at https://www.astellas.com/en

Adaptimmune Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Cautionary Notes Regarding Forward-Looking Statements (Astellas)

In this press release, statements made with respect to current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Astellas. These statements are based on management’s current assumptions and beliefs in light of the information currently available to it and involve known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those discussed in the forward-looking statements. Such factors include, but are not limited to: (i) changes in general economic conditions and in laws and regulations, relating to pharmaceutical markets, (ii) currency exchange rate fluctuations, (iii) delays in new product launches, (iv) the inability of Astellas to market existing and new products effectively, (v) the inability of Astellas to continue to effectively research and develop products accepted by customers in highly competitive markets, and (vi) infringements of Astellas’ intellectual property rights by third parties.

Information about pharmaceutical products (including products currently in development) which is included in this press release is not intended to constitute an advertisement or medical advice.

Schedule 15.1.1

THIS PAGE AND THE FOLLOWING 8 PAGES OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[***].

Schedule 15.2.1

THIS PAGE AND THE FOLLOWING 4 PAGES OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Schedule 15.2.5

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